UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Denbury Inc.
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Denbury

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Meeting to be held June 1, 2022
8:00 a.m. Central Daylight Time

www.virtualshareholdermeeting.com/DEN2022

Denbury Inc.
5851 Legacy Circle
Suite 1200
Plano, Texas 75024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, JUNE 1, 2022

 To our Stockholders:

You are hereby notified that the 2022 Annual Meeting of Stockholders of Denbury Inc., a Delaware corporation (“Denbury” or the “Company”), will be held virtually at www.virtualshareholdermeeting.com/DEN2022 at 8:00 A.M. Central Daylight Time (CDT) on Wednesday, June 1, 2022, for the following purposes:

a.to elect eight directors, each to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal;
b.to hold an advisory vote to approve named executive officer compensation;
c.to approve the Denbury Inc. Employee Stock Purchase Plan;
d.to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022;

and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record as of April 4, 2022 are entitled to notice of, and to vote at, the annual meeting. The annual meeting will be held at www.virtualshareholdermeeting.com/DEN2022. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/DEN2022, stockholders must enter the control number found on their proxy card, voting instruction form or notice. Once properly admitted to the annual meeting, stockholders of record as of the record date may vote their shares by following the instructions available on the meeting website during the meeting and may also view the complete list of stockholders entitled to vote at the annual meeting. To ask a question pertaining to the business of the annual meeting, stockholders must submit it in advance of the annual meeting by visiting www.proxyvote.com. Questions may be submitted until 11:59 p.m., Eastern Time, on Monday, May 30, 2022. Each stockholder will be limited to no more than one question. Following the conclusion of the annual meeting, the Company will answer questions submitted timely in advance that pertain to the business of the annual meeting. Technical support will be available on the meeting platform at www.virtualshareholdermeeting.com/DEN2022 beginning at 7:30 A.M. CDT on June 1, 2022 or by calling 800-586-1548 (US) or 303-562-9288 (International). The technical support offered through this service is designed to address difficulties related to the virtual meeting website, and it is recommended that you contact your broker should you be unable to locate your control number.

Beginning on April 18, 2022, the Company mailed a Notice Regarding the Internet Availability of Proxy Materials to its stockholders containing instructions on how to access the proxy materials and vote via the Internet. Instructions for requesting a paper copy of the proxy materials are contained in the Notice Regarding the Internet Availability of Proxy Materials.

By order of the Board of Directors,

/s/ James S. Matthews

James S. Matthews Executive Vice President, Chief Administrative Officer, General Counsel and Secretary April 18, 2022

Stockholders of record are urged to vote their proxy promptly, whether or not they expect to virtually attend the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY ON JUNE 1, 2022:

We have elected to take advantage of the U.S. Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders via the Internet. These rules allow us to provide information that our stockholders need while lowering costs, accelerating the speed of delivery and reducing the environmental impact of our annual meeting. This proxy statement, along with the Company’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2021, are available via the Internet at www.proxyvote.com.

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DENBURY INC.
PROXY STATEMENT
Annual Meeting of Stockholders
to be held on Wednesday, June 1, 2022

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (“our Board” or “the Board”) of Denbury Inc., a Delaware corporation (“Denbury” or “the Company”), for use at the Company’s virtual annual meeting of stockholders to be held on Wednesday, June 1, 2022 at www.virtualshareholdermeeting.com/DEN2022, or at any adjournment or postponement thereof. This proxy statement, proxy card and our 2021 Annual Report to Stockholders are being first made available to stockholders on or about April 18, 2022.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making its proxy materials available to its stockholders electronically via the Internet. On or about April 18, 2022, the Company is sending a Notice Regarding the Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on April 4, 2022. The Notice includes (i) instructions on how to access the Company’s proxy materials and vote via the Internet, (ii) the date, time and virtual location of the annual meeting, (iii) a description of the matters intended to be acted upon at the annual meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request paper copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access the proxy materials and (vii) information about attending and voting at the virtual annual meeting. Following the conclusion of the annual meeting, the Company will answer questions submitted timely in advance that pertain to the business of the annual meeting.

RECORD DATE AND COMMON STOCK OUTSTANDING

The record date for the annual meeting was April 4, 2022.  Only Denbury stockholders of record as of the record date are entitled to receive notice of and to vote at the annual meeting.  If you are a holder of our common stock, you are entitled to one vote at the annual meeting for each share of common stock you held as of the record date.  As of the record date, there were 50,207,886 shares of Denbury common stock issued and outstanding and entitled to vote at the annual meeting.

VOTING OF COMMON STOCK

Voting by Stockholders of Record

You are a stockholder of record if your shares are directly held by you and registered in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc. If you are a stockholder of record, you may vote your shares via the Internet at www.proxyvote.com in accordance with the instructions in the Notice. You may also vote by touch-tone telephone from the United States by calling 1-800-690-6903, or by completing, signing and dating the proxy card and returning the proxy card in the prepaid envelope. In order to be valid and acted upon at the annual meeting, your proxy must be received before 11:59 p.m. Eastern Daylight Time (EDT) on May 31, 2022. Shares represented by proxy will be voted at the annual meeting unless the proxy is revoked at any time prior to the time at which the shares covered by proxy are voted by: (i) timely submitting a proxy with new voting instructions via the Internet or telephone; (ii) timely delivering a valid, later-dated executed proxy card; (iii) delivering a written notice of revocation that is received by our Secretary at 5851 Legacy Circle, Suite 1200, Plano, Texas 75024, by 11:59 p.m. Eastern Daylight Time (EDT) on May 31, 2022; or (iv) voting at the virtual annual meeting by completing a ballot. Attending the annual meeting virtually without completing a ballot will not revoke any previously submitted proxy. If you properly complete and sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of our Board as discussed below.

Voting by Beneficial Owners

You are considered a beneficial owner of shares held in “street name” if your shares are held by a broker, bank or other nominee (collectively referred to as a “broker”) on your behalf. If you are a beneficial owner of shares, you will receive instructions from your broker describing how to vote your shares. As a beneficial owner of your shares, you are entitled to direct your broker how to vote your shares. You may instruct your broker on how to vote by completing the voting instruction form provided to you by your broker. You may also vote by telephone or via the Internet if your broker makes such methods available, in which case applicable instructions will be provided to you by your broker. You may change your vote by submitting new voting instructions to your broker in accordance with your broker’s procedures. If you do not instruct your broker on how to vote your shares, your broker may vote your shares as it decides with respect to the matter for which it has discretionary authority (Proposal Four (the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm)) in the absence of timely instructions from you. There are also non-discretionary matters for which your broker does not have discretionary authority to vote unless it receives timely instructions from you: Proposal One (the election of directors), Proposal Two (the non-binding, advisory approval of named executive officer compensation) and Proposal Three (the approval of the Denbury Inc. Employee Stock Purchase Plan). A “broker non-vote” results when a broker does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker should vote your shares and the broker indicates it does not have authority to vote such shares on its proxy. As the beneficial owner of shares, you are invited to attend the virtual annual meeting; however, you may not vote your shares at the annual meeting unless you obtain a written proxy from your broker.

Quorum; Required Vote; Treatment of Abstentions and Broker Non-Votes

We must have present or represented by proxy at least one-third of our issued and outstanding shares of common stock entitled to vote at the annual meeting in order to have a quorum.  Abstentions and broker non-votes are counted as present at the annual meeting for purposes of determining whether a quorum is present. With respect to Proposal One (the election of directors), you will not be allowed to cumulate your votes.  You are entitled to vote “for” election of a director nominee, “against” election of a director nominee, or you may “abstain” from voting with respect to a director nominee. In order for a nominee to be elected as director, such nominee must receive the vote of the majority of the votes cast with respect to such nominee at the annual meeting, where a quorum is present. A majority of votes cast means that the number of shares voted “for” a nominee’s election must exceed the number of shares voted “against” such nominee’s election. Abstentions and broker non-votes will not be counted as votes cast for purposes of the election of directors. In accordance with our Fourth Amended and Restated Bylaws (our “Bylaws”), each incumbent director nominee is required to submit an irrevocable offer of resignation to the Board, which resignation becomes effective if such nominee is not reelected at the annual meeting and the offer of resignation is accepted by the Board. With respect to Proposals Two, Three and Four, the affirmative vote of a majority of the shares having voting power present or represented by proxy at the annual meeting and entitled to vote on the proposals, where a quorum is present, is required for approval. Abstentions will be included in the vote total on Proposals Two, Three and Four, such abstentions having the same effect on each such proposal as a negative vote; however, if there is a broker non-vote with respect to Proposal Two or Three, it will not be included in the vote total and will not have any effect.

We will vote all properly executed proxies at the annual meeting in accordance with the direction on the proxy.  You should be aware that if no vote direction is indicated on an executed proxy, the shares will be voted FOR the election of all of the director nominees under Proposal One; FOR Proposal Two (the non-binding, advisory approval of named executive officer compensation); FOR Proposal Three (the approval of the Denbury Inc. Employee Stock Purchase Plan); and FOR Proposal Four (the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm).  Our Board has designated Kevin O. Meyers and/or Christian S. Kendall to serve as proxies.  We do not know of any matters other than those matters listed in the Notice that will be presented for action at the annual meeting.  However, if any other matters are properly presented for action at the annual meeting, we intend for Dr. Meyers and Mr. Kendall, and each of them acting singly as proxies named in the proxy card, to vote at their discretion on such matters.

PERSONS MAKING THE SOLICITATION

Our Board is soliciting this proxy. The Company will bear all costs incurred in connection with such solicitation for the annual meeting, including those incurred for the preparation, printing and mailing of the proxy materials.  Our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication.  If they do so, these individuals will not receive any additional compensation for these services.  We may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the annual meeting at our expense.

OUR COMPANY

Denbury is an independent energy company with operations focused in the Gulf Coast and Rocky Mountain regions of the United States.  We are differentiated by our focus on CO2 enhanced oil recovery (“EOR”) and the emerging carbon capture, use and storage (“CCUS”) industry, supported by our CO2 EOR technical and operational expertise and our extensive CO2 pipeline infrastructure. The utilization of captured industrial-sourced CO2 in EOR significantly reduces the carbon footprint of the oil that we produce, making our Scope 1 and 2 CO2 emissions negative today, with a goal to also fully offset Scope 3 CO2 emissions by 2030, primarily through increasing the amount of captured industrial-sourced CO2 used in our operations.

Our Strategy

As part of our corporate strategy, we are committed to creating long-term value for our stakeholders through the following key principles:

•leverage our extensive CO2 pipeline assets and CO2 EOR expertise to expand our operations and leadership position in the emerging CCUS industry;

•seek to expand the use of industrial-sourced CO2 in our tertiary recovery operations, with an ultimate objective of producing oil with a negative carbon footprint;

•increase the value of our assets by applying our technical expertise in CO2 tertiary recovery and target specific regions where we either have, or believe we can create, a competitive advantage;

•optimize the timing and allocation of capital among our investment opportunities to maximize the rates of return on our investments;

•exercise financial discipline and maintain a strong balance sheet; and

•attract and maintain a highly competitive team of experienced and incentivized personnel.

As the only U.S. public company of scale where transporting and injecting CO2 into the ground to produce oil has historically been our core business, Denbury has meaningfully contributed to reducing atmospheric CO2 emissions while at the same time providing a vital and secure energy source. While Denbury is immediately able to utilize additional CO2 captured from industrial sources in our existing EOR fields under current permits and regulations, we are also actively working to develop storage sites outside of EOR to permanently sequester captured CO2. We believe that CCUS will be an essential means of significantly reducing global CO2 emissions, and that Denbury is uniquely positioned to deliver value to our stakeholders through leveraging our deep experience and extensive CO2 infrastructure to lead in this evolving industry. Our highly skilled, multi-disciplinary team is actively growing this business and is engaged in multiple negotiations with industrial emitters to transport and store their captured CO2 emissions.

Proposal One: Election of Directors

Our Bylaws provide that our Board shall consist of a minimum of three and a maximum of fifteen directors.  Each of the directors is elected annually and holds office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.  We presently have eight directors, all of whom are listed below and are serving terms that expire at the annual meeting.

Unless you mark your executed proxy to the contrary, we plan to vote all such proxies for the election of the eight nominees listed below as directors.  We do not foresee any reason why any of these nominees would become unavailable, but if any of them should, your proxy may be voted for a substitute that is nominated by the Board, or we may reduce the size of our Board accordingly.

The name, age, Board committee membership, period of time served as a director of Denbury and the principal occupation of each person nominated for election as a director are as follows:

Name	Age	Current Board Committees	Director Since	Principal Occupation
Kevin O. Meyers, Chairman	68	Audit Committee Compensation Committee	2011	Independent Consultant
Anthony M. Abate	57	Audit Committee Compensation Committee	2020	Independent Consultant
Caroline G. Angoorly	57	Sustainability and Governance Committee	2020	Managing Partner of GreenTao LLC
James N. Chapman	59	Compensation Committee Sustainability and Governance Committee	2020	Independent Consultant
Christian S. Kendall	55	—	2017	President and Chief Executive Officer of Denbury Inc.
Lynn A. Peterson	69	Audit Committee	2017	Chief Executive Officer and President of Whiting Petroleum Corporation
Brett R. Wiggs	56	Audit Committee Sustainability and Governance Committee	2020	Chief Executive Officer of Oryx Midstream Services
Cindy A. Yeilding	61	Compensation Committee Sustainability and Governance Committee	2021	Independent Consultant

As shown below, our directors embody an effective and robust mix of energy industry knowledge and skills, current or former responsibilities as industry senior executives, financial expertise, and senior leadership for sustainability programs and climate change initiatives. These qualified individuals were selected to give the Board insight from diverse points of view, all of which relate to various aspects of our business.

With the exception of Mr. Kendall, our President and Chief Executive Officer, all of our director nominees are independent, which provides substantial independent oversight. For more information on director independence, see Governance of the Company – Director Independence below. For more information on how director candidates are identified, see Governance of the Company – Identification of Director Candidates below.

The narratives below provide more specific biographical information and outline the skills and qualifications for each of the Board nominees.

Kevin O. Meyers

Joined the Board: 2011
Age: 68
Board Committees: Audit Committee, Compensation Committee
Principal Occupation: Independent Consultant

Kevin O. Meyers has been a director of Denbury since July 2011 and Chairman of the Board since September 2020. Dr. Meyers has more than 40 years of experience in the oil and gas industry, having retired from ConocoPhillips at the end of 2010. Dr. Meyers currently serves on the board of directors of Precision Drilling Corporation (NYSE: PDS), a provider of drilling equipment and services, and Hess Corporation (NYSE: HES), an oil and natural gas exploration and production company. For the ten years prior to retirement, Dr. Meyers was a senior executive with ConocoPhillips, most recently serving as Senior Vice President Exploration and Production, Americas. Prior to that, he was President of ConocoPhillips Canada, President of ConocoPhillips Russia and Caspian Region, and President of ConocoPhillips Alaska. For the twenty years prior to that, he served in engineering, technical and executive positions with ARCO, last serving as President of ARCO Alaska. Dr. Meyers previously served on the board of directors of Hornbeck Offshore Services, Inc. (NYSE: HOS), Bill Barrett Corporation (NYSE: BBG), LUKOIL, the World Energy Council, the United States Energy Association, the Board of Regents of the University of Alaska and the Nature Conservancy of Alaska.

Dr. Meyers holds a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology and Bachelor’s degrees in Chemistry and Mathematics from Capital University in Ohio. Dr. Meyers’ educational background and extensive industry and technical experience provide the Board with significant insight into the Company’s operations and technical matters. His leadership experience with large oil and gas companies further broadens the perspectives he brings to the Board.

Anthony M. Abate

Joined the Board: 2020
Age: 57
Board Committees: Audit Committee, Compensation Committee
Principal Occupation: Independent Consultant

Anthony M. Abate has been a director of Denbury since September 2020. Mr. Abate served as Founder, Chief Operating Officer and Chief Financial Officer of Echo360, Inc. (“Echo360”), an educational technology company that provides a suite of learning solutions to the higher education and continuing education markets globally, from 2007 to 2021. Before Echo360, Mr. Abate served as a private equity partner, most recently at Battery Ventures where he initiated investments, retained active board responsibilities, raised significant debt and equity capital, and managed exits via initial public offering or sale. Prior to that, Mr. Abate served as a consultant at McKinsey & Co. where he advised publicly traded companies and venture-backed start-ups on how best to capitalize on the ensuing business opportunities of digitization and convergence. Mr. Abate began his career in the U.S. Air Force, where he developed an advanced computer platform for the then-classified stealth aircraft program.

Mr. Abate currently serves as Chairman of the Board of Southeastern Grocers, a multi-brand grocery store business, and a board member and Special Purpose Committee member of GTT Communication, Inc., a global IP network provider. Previously, Mr. Abate served as an independent director of Tops Markets, BroadView Networks, Looking Glass Networks and CBeyond Communications. Mr. Abate graduated summa cum laude with a Bachelor of Science degree in Electrical Engineering from Duke University and holds an MBA, with distinction, from Harvard Business School.

Caroline G. Angoorly

Joined the Board: 2020
Age: 57
Board Committees: Sustainability and Governance Committee
Principal Occupation: Managing Partner of GreenTao LLC

Caroline G. Angoorly has been a director of Denbury since September 2020. Ms. Angoorly is a senior executive in the energy and sustainable infrastructure sectors with more than 25 years of domestic and international experience in business-building, transformation, strategy, project development and financing, asset management, operations, environmental, social and governance strategy, investment, and mergers and acquisitions. Ms. Angoorly is experienced in the energy, resources, sustainable infrastructure and environmental sectors, especially energy and fuels markets and projects across technologies and clean tech. She has particular expertise in successfully developing and financing greenfield projects, as well as building and running clean energy and sustainable infrastructure businesses and funds.

In 2010, Ms. Angoorly founded GreenTao LLC, a specialized business growth, project development, financing, strategy and execution firm. Her clients range from Fortune 500 companies to middle market and start-ups. Ms. Angoorly returned to GreenTao as Managing Partner in 2019 after over five years as the founding Chief Operating Officer of NY Green Bank, where she was instrumental in the establishment and evolution to full operations of a $1 billion State-sponsored investment fund focused on clean energy and sustainable infrastructure. As COO of NY Green Bank, Ms. Angoorly was responsible for establishing, implementing and constantly evolving all aspects of finance, strategy and operations, as well as a member of the investment & risk committee. She also played a leadership role at the New York State Research & Development Authority (which manages the $5.3 billion Clean Energy Fund for the State), including as a mentor and as founding Co-Chair of the organization’s Diversity & Inclusion Initiative. Previously Ms. Angoorly was Head of Environmental Markets, North America for J. P. Morgan (focused on greenhouse gas, renewable energy and other energy-related projects and businesses), SVP and Head of Development, North East and VP, Environmental & New Business for NRG Energy, General Counsel at EnelGreenPower and a partner in the Global Project Finance Group at international firm Milbank. Throughout her career, Ms. Angoorly has been involved in billions of dollars of “first-of-their-kind” projects based on technology, financing structures and other capital aspects. Ms. Angoorly’s experience also includes being a Board Member of Cyrq Energy Inc. (where she chairs the Development Committee) and Evolution Markets Inc., a global commodity brokerage in energy and environmental markets and products.

In 1999, Ms. Angoorly received the John Clemenger Memorial Medal from Melbourne Business School as top of her MBA class. Ms. Angoorly holds geology and law honors degrees from Monash University and an MBA from Melbourne Business School (partly undertaken at Columbia Business School).

James N. Chapman

Joined the Board: 2020
Age: 59
Board Committees: Compensation Committee, Sustainability and Governance Committee
Principal Occupation: Independent Consultant

James N. Chapman has been a director of Denbury since September 2020. Mr. Chapman has more than 35 years of investment banking experience in a wide range of industries including aviation/airlines, metals/mining, natural resources/energy, automotive/general manufacturing, financial services, real estate and healthcare. Presently, he serves as the lead independent director of California Resources Corporation (NYSE: CRC) and Arch Resources, Inc. (NYSE: ARCH) and a member of the board of directors of several private companies. Mr. Chapman also serves as a non-executive Advisory Director of SkyWorks Capital, LLC (“Skyworks”), an aviation and aerospace management consulting services company based in Greenwich, Connecticut, which he joined in December 2004. Prior to SkyWorks, he was associated with Regiment Capital Advisors, LP (“Regiment”), an investment advisor based in Boston specializing in high yield investments, which he joined in January 2003. Prior to Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies, as well as investment advisors and hedge funds (including Regiment), across a range of industries. Prior to establishing an independent consulting practice, Mr. Chapman worked for The Renco Group, Inc. (“Renco”) (a multi-billion dollar private corporation with diverse investment holdings located throughout the world) from December 1996 to December 2001. Prior to Renco, he was a founding principal of Fieldstone Private Capital Group (“Fieldstone”) in August 1990 where he headed the Corporate Finance and High Yield Finance Groups. Prior to joining Fieldstone, Mr. Chapman worked for Bankers Trust Company from July 1985 to August 1990, most recently in the BT Securities capital markets area. In prior years, Mr. Chapman has served as director of numerous other companies dating back to 1986. Mr. Chapman has served on numerous committees for the various boards, including audit committee, compensation committee, pricing committee, portfolio management committee, treasury committee and corporate governance and human resource/nomination committee responsibilities. He has also served on special committees related to “going-private” transactions and other strategic initiatives, including mergers, acquisitions, restructurings, bankruptcies and litigation.

Mr. Chapman received an MBA degree, with distinction, from Dartmouth College in 1985 and was elected an Edward Tuck Scholar. He received his Bachelor of Arts degree, with distinction, magna cum laude, at Dartmouth College in 1984 and was elected to Phi Beta Kappa, in addition to being a Rufus Choate Scholar.

Christian S. Kendall

Joined the Board: 2017
Age: 55
Principal Occupation: President and Chief Executive Officer of Denbury Inc.

Christian S. Kendall has been a director of Denbury and the Chief Executive Officer since July 2017.  Mr. Kendall joined Denbury as Chief Operating Officer in September 2015 and was named President in October 2016. Prior to joining Denbury, Mr. Kendall was employed at Noble Energy, Inc. (“Noble”), where he served as a member of Noble’s executive management and as part of its operations leadership team as Senior Vice President, Global Operations Services. Prior to that, Mr. Kendall served as Vice President, Gulf of Mexico (2011-2014), and as Business Unit Manager and Vice President, Noble Energy Mediterranean Ltd (2007-2011), having been with Noble since 2001. Mr. Kendall began his career with Mobil Oil Corporation in 1989 and, in total, has more than 30 years of oil and gas industry experience in domestic and international operations roles.

Mr. Kendall holds a Bachelor of Science degree in Engineering, Civil Specialty, from the Colorado School of Mines and is a graduate of the Advanced Management Program at the Harvard Business School. As President and Chief Executive Officer of Denbury, Mr. Kendall is intimately knowledgeable of the day-to-day and strategic operations of the Company, providing the Board with a management perspective.

Lynn A. Peterson

Joined the Board: 2017
Age: 69
Board Committees: Audit Committee
Principal Occupation: Chief Executive Officer and President of Whiting Petroleum Corporation

Lynn A. Peterson has been a director of Denbury since 2017. Mr. Peterson has been Chief Executive Officer and President of Whiting Petroleum Corporation (NYSE: WLL) since September 2020. Previously, he served as Chairman of the Board, President and Chief Executive Officer of SRC Energy Inc. (“SRC”) from May 2015 until its acquisition by PDC Energy in January 2020. Before joining SRC, he was a co-founder of Kodiak Oil & Gas Corporation and served as its Chairman of the Board, President and Chief Executive Officer from 2001 until its acquisition by Whiting Petroleum Corporation in December 2014. Mr. Peterson has served as a director of PDC Energy (NASDAQ: PDCE) since January 2020.

Mr. Peterson graduated from the University of Northern Colorado with a Bachelor of Science in Accounting and has more than 40 years of experience in the oil and gas industry.

Brett R. Wiggs

Joined the Board: 2020
Age: 56
Board Committees: Audit Committee, Sustainability and Governance Committee
Principal Occupation: Chief Executive Officer of Oryx Midstream Services

Brett R. Wiggs has been a director of Denbury since September 2020. Mr. Wiggs is the Chief Executive Officer of Oryx Midstream Services. Mr. Wiggs has a long history as a successful leader in the energy industry, both in the U.S. and abroad, and has a strong record of creating value and growth. While continuing to lead it today, Mr. Wiggs formed Oryx in late 2013 and grew the company from a start-up to its sale to Stonepeak Energy Partners for $3.6 billion in 2019. In less than seven years, Oryx became the second largest oil gathering and regional transport company in the Permian Basin moving approximately 700,000 barrels of oil per day through more than 1,500 miles of pipe and approximately 3 million barrels of storage, the majority of which were developed and built as greenfield assets. In late 2021, Oryx combined all of its assets with the Permian Basin assets of Plains All American Pipeline, L.P. to form the largest oil gathering and transport venture in the Permian Basin. Mr. Wiggs continues to serve on the joint operating committee and board for the new joint venture in addition to continuing as the CEO of Oryx Midstream Services.

Most recently prior to founding Oryx in late 2013, Mr. Wiggs served as a managing director for EnCap Flatrock Midstream. Previously, Mr. Wiggs served as CEO of DFW Midstream Services, a natural gas gathering company focused in the Barnett Shale. Within three years of starting the company in 2008, Mr. Wiggs built a gathering system with more than 80 miles of large and small diameter pipeline and approximately 50,000 horsepower of compression in a dense urban environment. Mr. Wiggs has also served as president and general manager of Bolivia’s principal oil and gas pipeline company, Transredes SA, and as president and CEO of the Cuiaba Integrated Power Project, a power plant and natural gas pipeline project located in western Brazil. Additionally, Mr. Wiggs has held various business development and management positions at Enron and TXU.

Prior to beginning his business career, Mr. Wiggs served as an artillery officer in the U.S. Army. He received a Bachelor of Science degree from West Point and a Master of Business Administration degree from the University of Texas.

Cindy A. Yeilding

Joined the Board: 2021
Age: 61
Board Committees: Compensation Committee, Sustainability and Governance Committee
Principal Occupation: Independent Consultant

Cindy A. Yeilding has been a director of Denbury since March 2021. Ms. Yeilding served as a technical expert and leader at British Petroleum (“BP”) for more than 35 years, most recently serving as Senior Vice President of BP, America from April 2016 to December 2020. While serving in that role, she chaired the coordinating subcommittee of the U.S. National Petroleum Council’s study on Carbon Capture, Use and Storage. During her career at BP, she held various positions in oil and gas exploration, production, geoscience and exploration technology. Ms. Yeilding currently serves as the Board Chair for the Offshore Technology Conference and on the board of directors of the Center for Houston’s Future. She previously served on the board of directors and executive committee of the Greater Houston Partnership.

Ms. Yeilding has a Bachelor of Science degree in Geology from Southern Methodist University and a Master of Science degree in Geology from the University of North Carolina. She was one of the founding members of BP’s American Association of Petroleum Geologists women’s committee and initiated the women’s networking session for Women in Science and Engineering at the Offshore Technology Conference.

Vote Required

As described above, in order for a nominee to be elected as a director, where a quorum is present, such nominee must receive the affirmative vote of a majority of the votes cast with respect to such nominee at the annual meeting. A majority of votes cast means that the number of shares voted “for” a nominee’s election must exceed the number of shares voted “against” such nominee’s election, with abstentions and broker non-votes not being counted as votes cast for purposes of the election of directors. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Board of Directors’ Recommendation

Our Board of Directors recommends that stockholders vote FOR election of each of the foregoing director nominees.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

2021 Director Compensation

We provide both cash and equity compensation to all of our non-employee directors (all of our directors except our Chief Executive Officer, who is not compensated as a director) so as to attract, motivate and retain experienced and knowledgeable persons to serve as our directors and to align the interests of our directors with our stockholders.

The Compensation Committee engaged Lyons, Benenson & Company Inc. (“LB&C”) to perform a director compensation review of the peer group of companies utilized for the executive compensation review (see Executive Compensation – Compensation Discussion and Analysis – Roles in Setting Executive Officer Compensation – Role of Independent Compensation Consultant) to help determine director compensation.  Based on the analysis prepared by LB&C and the recommendation of the Compensation Committee, the Board approved the following director compensation.

Our directors are paid an annual retainer fee of $80,000, except for our Chairman of the Board, Dr. Meyers, who is paid an annual retainer fee of $125,000. Additionally, the chairpersons and members of our Board committees receive additional retainers, as depicted in the table below. We also reimburse our non-employee directors for out-of-pocket travel expenses in connection with in-person Board meetings. Additionally, we encourage our directors to seek continuing education opportunities, and we reimburse our directors for out-of-pocket expenses associated with such continuing education.

	Annual Chairperson Fee	Annual Member Fee
Board of Directors	$125,000	$80,000
Audit Committee	25,000	12,500
Compensation Committee	17,500	8,750
Sustainability and Governance Committee	17,500	8,750

2021 Director Compensation Table

The total compensation earned by our non-employee directors during 2021 (regardless of when paid) is described in the following table.

Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Kevin O. Meyers	$142,500	$—	$9,771	$152,271
Anthony M. Abate	113,750	—	—	113,750
Caroline G. Angoorly	102,500	—	—	102,500
James N. Chapman	102,500	—	—	102,500
Lynn A. Peterson	106,875	—	—	106,875
Brett R. Wiggs	96,875	—	—	96,875
Cindy A. Yeilding	53,986	401,684	—	455,670

(1)Represents fees earned for services as a director during 2021, including the annual base retainer fee and committee chairmanship and/or membership fees. Ms. Yeilding was appointed to the Board on March 16, 2021.
(2)Represents the fair value of restricted stock units (“RSUs”) granted in connection with Ms. Yeilding’s appointment to the Board on March 16, 2021.
(3)Represents costs paid for insurance coverage under the Company’s medical benefit plan. Directors that participate in the Company’s medical benefit plan pay the same premium costs as Denbury employees.

Directors did not receive annual equity grants in 2021. On March 7, 2022, restricted stock units were granted to non-employee directors as depicted in the table below. These restricted stock units fully vest on March 7, 2023. Directors may elect to defer receipt of their equity grants pursuant to a written deferral election agreement.

Director	2022 Grants of Restricted Stock Units
Kevin O. Meyers	3,179
Anthony M. Abate	2,119
Caroline G. Angoorly	2,119
James N. Chapman	2,119
Lynn A. Peterson	2,119
Brett R. Wiggs	2,119
Cindy A. Yeilding	2,119

Director Stock Ownership and Retention Guidelines

Under the stock ownership and retention guidelines for our directors, all directors are expected to hold stock with a value of five times the annual cash retainer paid to the directors (specifically excluding fees paid for committee memberships and chairmanships). Until the guideline amount is achieved, directors are required to retain at least one-third of the shares obtained through the 2020 Omnibus Stock and Incentive Plan (the “2020 Plan”). As of March 31, 2022, all directors were in compliance with the ownership and retention guidelines.

GOVERNANCE OF THE COMPANY

The business, properties and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board.  The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of the Company. Other than involvement by the Company’s Chief Executive Officer, the Board is not involved in the day-to-day operations of the Company.  Board members keep informed of the Company’s business by participating in Board meetings, attending committee meetings, reviewing regularly provided analyses and reports and engaging in thorough discussions with the Chief Executive Officer and other employees of the Company. Our Board and senior management spend significant time implementing corporate governance guidelines, policies and practices that uphold our core values, align with our corporate governance commitments and support our business sustainability.

Board Leadership Structure

Dr. Kevin O. Meyers serves as Chairman of the Board, and Christian S. Kendall serves as our President and Chief Executive Officer. The separation of the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on the day-to-day leadership and performance of the Company and allows our Chairman of the Board to lead the Board in its fundamental role of providing advice and oversight to management. The Board believes our leadership structure is effective and appropriate, creates a separation of executive powers by providing a Chairman with whom the Chief Executive Officer can discuss issues facing the Company, and provides a significant voice to non-management directors.

Presiding Director

Dr. Kevin O. Meyers, our Chairman of the Board, is the presiding director at the meetings of non-management directors.  To contact him, please address your letters to:

Denbury Inc.
Attn: Chairman of the Board of Directors
5851 Legacy Circle
Suite 1200
Plano, Texas 75024

Corporate Governance Guidelines

We have Corporate Governance Guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities.  The primary responsibility of the Board, as memorialized in the Corporate Governance Guidelines, is the maximization of long-term stockholder value for the Company’s stockholders, with due regard for the Company’s employees and other stakeholders. Among the areas addressed by the guidelines are assessing risk, director qualifications, director responsibilities, selection and election of directors, director compensation and tenure, Board committee responsibilities, director orientation and continuing education, director access to management and independent advisors, succession planning, the number of Board meetings, and Board and committee performance evaluations.  The Sustainability and Governance Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines. The guidelines are available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Risk Oversight

The Board is responsible for oversight of our risk assessment and risk management. The Board strives to effectively oversee our enterprise-wide risk management while maximizing the long-term value for our stockholders, with due regard for our employees and other stakeholders. The Board receives regular updates from, and maintains an active dialogue with, members of our management team and Internal Audit Department about existing risk management processes and how management identifies, assesses and responds to our most significant risk exposures. These interactions enable the Board to evaluate whether management is appropriately managing our most significant risks.
The Board also relies on, and has delegated certain aspects of its oversight responsibility to, its committees to assist the Board with its overall risk assessment and risk management responsibilities. Each committee reviews and assesses with management risk-related matters within the scope of its responsibilities and reports regularly to the Board on such risk-related matters. For example, the Audit Committee oversees our guidelines and policies with respect to risk assessment and risk management, as well as our financial reporting, cybersecurity and regulatory compliance risk exposures and the steps management has taken to monitor and control such exposures. The Sustainability and Governance Committee oversees our high risk areas with respect to our sustainability strategies, policies, position statements, practices, procedures and targets, along with risks related to our corporate governance matters, legislative affairs and activities and matters related thereto. The Compensation Committee oversees the extent to which risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us.

Additionally, Denbury has a policy prohibiting hedging and short sales of Denbury stock by our directors and employees, including our named executive officers.

Oversight of ESG and Climate Change Initiatives

We remain committed to implementing sustainability programs to better manage the risks and opportunities that arise from environmental, social, governance (“ESG”) and climate-related issues. The Sustainability and Governance Committee of the Board, chaired by Ms. Angoorly who has more than 25 years of experience managing sustainability programs and risks, oversees the Committee’s ESG, sustainability and climate-related initiatives and how such initiatives are linked to the Company’s strategic planning decisions. The Sustainability and Governance Committee also oversees the Company’s climate strategy, which includes emissions reduction targets and initiatives.

Identification of Director Candidates

The Sustainability and Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify and should be considered for membership on the Board.  The Sustainability and Governance Committee has not established a specific minimum age, level of education, or specified types of skills for potential director candidates, but in general, consideration is given to the candidates’ business and professional backgrounds, integrity, achievements, judgment and other skills and experience that will enhance the Board’s ability to serve the long-term interests of the Company and its stockholders (see Proposal One: Election of Directors).

 The Board and the Sustainability and Governance Committee aim to assemble a diverse group of Board members and believe that no single criterion is determinative in obtaining diversity on the Board. The Board believes diversity affords the opportunity for a variety of points of view, improving the quality of dialogue, contributing to a more effective decision-making process, and enhancing overall culture in the boardroom. The Board seeks diverse perspectives and experiences, such as serving on other public company boards, the balance of business interest and experience of the candidate, and the need for any particular expertise on the Board or one of its committees, among other things.

Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position.  The Sustainability and Governance Committee may also use outside sources or third parties to find potential director candidates, and similarly may use the services of outside sources or third parties to evaluate or assist in evaluating nominees brought to its attention.

The Sustainability and Governance Committee will also consider nominees for election to the Board submitted to it by stockholders using substantially the same criteria it applies to nominee recommendations by directors, officers, employees and others. To recommend a prospective nominee for the Sustainability and Governance Committee’s consideration, submit the candidate’s name and qualifications in writing to the following address: Denbury Inc., Attention: Sustainability and Governance Committee, 5851 Legacy Circle, Suite 1200, Plano, Texas 75024.

For information on how to nominate a director (as opposed to recommending a candidate for consideration by the Sustainability and Governance Committee), see Stockholder Proposals for Our 2023 Annual Meeting of Stockholders – Advanced Notice of Nominations or Proposed Business for Our 2023 Annual Meeting of Stockholders below.

Director Independence

Our Bylaws provide that all members of the Board, other than the Chief Executive Officer, will be independent as determined under the rules of the New York Stock Exchange (the “NYSE”) and its corporate governance listing standards.  Additionally, each of the Board committee charters requires that all members of that committee be independent. The Board has affirmatively determined that all nominees for director, with the exception of Mr. Kendall, the Company’s President and Chief Executive Officer, qualify as independent directors under these standards based on its review of all relevant facts and circumstances.

Code of Conduct and Ethics

We have a Code of Conduct and Ethics that applies to our officers, employees and directors.  This code assists employees in resolving ethical issues that may arise in complying with Denbury’s policies.  Our Code of Conduct and Ethics is a values-based document organized around our five core values: Integrity, Teamwork, Innovation, Excellence and Respect. It exemplifies our commitment to “Doing Right” in the conduct of our business. Our Chief Executive Officer and Senior Financial Officers are also subject to the Code of Ethics for Senior Financial Officers.  The purpose of both codes is to promote, among other things:

•ethical handling of actual or apparent conflicts of interest;
•full, fair, accurate and timely disclosure in filings with the SEC and in other public disclosures;
•compliance with the law and other regulations;
•protection of the Company’s assets;
•compliance with insider trading policies; and
•prompt internal reporting of violations of the codes.

Both of these codes are available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.  Any waiver of these codes with respect to our executive officers and directors may be made only by the Board and will be disclosed to stockholders on our website, along with any amendments to these codes, to the extent required by applicable law or NYSE rules.

Related Party Transactions

Under our Related Party Transactions Policy, the Sustainability and Governance Committee is charged with reviewing and approving or ratifying all transactions, other than those non-material transactions specifically excluded in the policy, between the Company and a “Related Party.” As defined in our Related Party Transactions Policy, “Related Parties” are the Company’s directors and executive officers, beneficial owners that hold more than 5% of any class of our voting securities, as well as immediate family members of any such directors, executive officers and beneficial owners. Our Related Party Transactions Policy is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Communication with the Board

The Board has approved a process by which stockholders or other interested parties may contact the members of the Board.  All parties wanting to communicate with the Board should address letters to:

Denbury Inc.
Attn: Corporate Secretary
5851 Legacy Circle
Suite 1200
Plano, Texas 75024

In addition, interested parties may email the Corporate Secretary and Board members at: secretary@denbury.com.  Such communications will be forwarded by the Corporate Secretary directly to the Board, as appropriate.

BOARD MEETINGS, ATTENDANCE AND COMMITTEES

The Board met 10 times in 2021, including telephonic meetings and video conferences. All directors attended at least 75% of the Board meetings.  Dr. Meyers, Chairman of the Board, acted as chairman of those meetings. The Board regularly held executive sessions with the non-management Board members, which were chaired by the Chairman of the Board. The Board took all other actions by unanimous written consent in accordance with the terms of the Company’s Bylaws. All directors attended at least 75% of all meetings of each of the committees on which they served.

Until December 2021, the Board had an Audit, Compensation, Nominating/Corporate Governance and Sustainability Committee. The Chairperson of each committee provided a report to the Board on their committee’s activities and findings from their most recent meetings. The Board committees had the following number of meetings in 2021, including telephonic meetings:

Board Committee	Number of Meetings
Audit	8
Compensation	5
Nominating/Corporate Governance	4
Sustainability	4

In December 2021, the Nominating/Corporate Governance Committee and Sustainability Committee were combined to form the Sustainability and Governance Committee. The table below shows the Committee memberships as of March 31, 2022.

Name	Audit	Compensation	Sustainability and Governance
Kevin O. Meyers, Chairman	X	X
Anthony M. Abate	Chairperson	X
Caroline G. Angoorly			Chairperson
James N. Chapman		Chairperson	X
Lynn A. Peterson	X
Brett R. Wiggs	X		X
Cindy A. Yeilding		X	X

Audit Committee

The Audit Committee is comprised of four independent directors: Dr. Meyers and Messrs. Abate, Peterson and Wiggs, with Mr. Abate acting as chairperson.  The primary purpose of the Audit Committee, which is discussed in detail in its charter, is to assist with the Board’s oversight of the:

•integrity of the Company’s financial statements;
•Company’s compliance with legal and regulatory requirements related to financial reporting;
•independence and qualifications of the Company’s independent registered public accounting firm;
•performance of the Company’s internal audit function and independent registered public accounting firm;
•preparation of required disclosures for the Company’s financial statement filings with the SEC;
•independence of the Company’s independent reserves engineer;
•reporting of the Company’s oil, natural gas and CO2 reserves; and
•evaluation as to whether the Company has effective processes for risk assessment and risk management.

The Audit Committee meets regularly with management, the Company’s Internal Audit Representative, the independent registered public accounting firm and the independent reserves engineer to review financial accounting and reporting, reserves reporting and financial controls of the Company.  The Audit Committee reviews and gives prior approval for audit and permitted non-audit services and related fees of the independent registered public accounting firm.  The Internal Audit Representative, independent registered public accounting firm and independent reserves engineer have unrestricted access to the Audit Committee and periodically meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions.  The Audit Committee has the power to conduct internal audits and investigations, review recommendations or suggestions for changes in accounting procedures, and initiate or supervise any special investigations it may choose to undertake.  Each year, the Audit Committee recommends to the Board (for ratification by the stockholders) an independent registered public accounting firm (see Proposal Four).

The NYSE and SEC have adopted standards with respect to independence and financial literacy of the members of audit committees of public companies (including our Audit Committee).  The standards require that all of the members of such audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements.  Additionally, the Audit Committee charter requires that at least one member of the Audit Committee must qualify as an “audit committee financial expert.”  The financial expert must be knowledgeable in the application of generally accepted accounting principles, the understanding and preparation of financial statements, accounting for estimates, accruals and reserves, internal controls over financial reporting and audit committee functions in accordance with SEC rules.  Such knowledge is to have been obtained through past education and experience in positions of financial oversight.  All members of the Audit Committee have such experience and have been designated as “audit committee financial experts.”  Additionally, all members of the Audit Committee satisfy the criteria for both independence and financial literacy.

The Audit Committee charter is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Compensation Committee

The Compensation Committee is comprised of four independent directors: Dr. Meyers, Messrs. Abate and Chapman and Ms. Yeilding, with Mr. Chapman acting as chairperson.  These directors are also independent under the additional independence requirements of the NYSE applicable to compensation committee members. The primary purpose of the Compensation Committee is to provide assistance to the Board in discharging its oversight responsibilities relating to the compensation and development of the Chief Executive Officer and other officers, and to oversee and administer the Company’s equity and other compensation and benefit plans. The Compensation Committee’s duties and responsibilities, which are discussed in detail in its charter, include:

•reviewing and approving a general compensation program and salary structure for the Company, including overall salary increases, bonuses and other annual compensation, and proposing modifications to the compensation program as deemed necessary;
•reviewing and approving on at least an annual basis the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of these goals and objectives, and determining and approving the Chief Executive Officer’s compensation based on this evaluation, as well as, in consultation with the Chief Executive Officer, evaluating the performance of, and reviewing and approving the compensation of, all other senior executives on an annual basis;
•reviewing the independent, non-employee, outside directors’ compensation program for appropriateness, competitiveness and plan design, and approving any changes to the amount and form of such compensation, as appropriate;
•reviewing and approving the adoption of, or material modifications to, the Company’s incentive compensation plans (including the 2020 Plan), deferred compensation plans, employee stock purchase plans and equity-based plans, approving awards under these plans, and administering these plans; and
•reviewing and discussing with management the compensation discussion and analysis and preparing and approving the Compensation Committee Report, both of which are included in this proxy statement.

The Compensation Committee charter is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Sustainability and Governance Committee

In December 2021, the Nominating/Corporate Governance Committee and Sustainability Committee were combined to form the Sustainability and Governance Committee, which as further described below, has assumed the responsibilities of the former Nominating/Corporate Governance Committee. The Sustainability and Governance Committee is comprised of four independent directors: Mses. Angoorly and Yeilding and Messrs. Chapman and Wiggs, with Ms. Angoorly acting as chairperson.  The primary purpose of the Sustainability and Governance Committee, which is discussed in further detail in its charter, is to assist with the Board’s oversight of:

•key sustainability strategies, policies, position statements, practices, procedures and targets, and assessments of relevant high risk areas related thereto;
•the Company’s performance with respect to health, safety, climate change and sustainability targets, as well as compliance with health, safety and environmental laws, rules and regulations, in each case to the extent applicable to the Company’s business;
•proposed long-term targets and aspirations for environmental, social and governance performance;
•significant health, safety and environmental litigation and regulatory proceedings in which the Company is, or is reasonably likely to become, involved;
•human capital management initiatives, including diversity, equity and inclusion matters, workplace culture and talent development;
•the Company’s public reports regarding environmental, social and governance responsibility activities prior to publication;
•identifying, recruiting, screening, interviewing and recommending individuals qualified to become members of the Board (see Governance of the Company – Identification of Director Candidates);
•analyzing each current or prospective director’s eligibility to be classified as “independent” to serve on the Board and each committee of the Board;
•recommending and evaluating the director nominees to be presented for stockholder approval at the annual meeting of stockholders or for appointment by the Board if a vacancy occurs between annual meetings; and
•developing and recommending to the Board for its approval various codes of conduct and ethics and a set of corporate governance guidelines.

The Sustainability and Governance Committee charter is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

MANAGEMENT

The names, ages and positions held by our senior officers are set forth below.  Each senior officer holds office until his or her successor is chosen and qualifies or until their earlier resignation or removal in accordance with our Bylaws. Set forth below the table is a description of the business experience of each of our senior officers.

Name	Age	Position
Christian S. Kendall	55	Director, President and Chief Executive Officer
Mark C. Allen	54	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
James S. Matthews	60	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Jenny Cochran	54	Senior Vice President – Business Services
Matthew Dahan	58	Senior Vice President – Business Development and Technology
David Sheppard	50	Senior Vice President – Operations
Nikulas J. Wood	42	Senior Vice President – CCUS

Christian S. Kendall is a Director, President and Chief Executive Officer of Denbury. Biographical information for Mr. Kendall is included under Proposal One – Election of Directors.

Mark C. Allen, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, joined Denbury in 1999. Prior to serving in his current role, Mr. Allen served as Vice President and Chief Accounting Officer from the time he joined Denbury in April 1999 until June 2009 when he became Senior Vice President and Chief Financial Officer. Before joining Denbury, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999. Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP. Mr. Allen also served as a director of Genesis Energy, L.P. between June 2006 and February 2010 and Encore Energy Partners GP LLC between August 2010 and December 2010. Mr. Allen holds a Bachelor of Business Administration in Accounting degree from Evangel University. Mr. Allen is a licensed Certified Public Accountant in the state of Texas.

James S. Matthews, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, joined Denbury in January 2012. Mr. Matthews was a partner with the law firm of Vinson & Elkins LLP from 2001 until joining Denbury in 2012, with a primary focus on representing companies in oil and gas finance transactions. Mr. Matthews earned his Bachelor of Arts degree from Vanderbilt University, his Master’s degree from Ohio University and his Juris Doctor degree from Emory University School of Law.

Jenny Cochran, Senior Vice President – Business Services, joined Denbury in 2013. Prior to serving in her current role, Ms. Cochran served as Denbury’s Director of Compensation and Vice President – Human Resources. Prior to joining Denbury, Ms. Cochran previously worked in several leadership roles over 15 years at Temple-Inland, a building products manufacturer with 10,000 employees, most recently serving as Vice-President, Human Resources. Ms. Cochran received a Bachelor of Science degree from Texas A&M University and a Master of Business Administration from the University of Texas at Austin.

Matthew Dahan, Senior Vice President – Business Development and Technology, joined Denbury in October 2010 and has more than 35 years of industry experience. Prior to being named Senior Vice President, Mr. Dahan served as Denbury’s Vice President – North Region, and prior to that as Denbury’s Asset Manager for the Cedar Creek Anticline and as Reservoir Engineering Manager for the North Region. Before joining Denbury, Mr. Dahan served as Technical Director for Delta Hydrocarbons, BV in the Netherlands and Director of its affiliates Trefoil E&P S.L., Argentina and Delta Hydrocarbons Hungary Kft. Earlier in his career, Mr. Dahan also worked for Mobil Oil Corporation and Saudi Aramco in various engineering and supervisory roles, both domestically and internationally. Mr. Dahan earned his Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines.

David Sheppard, Senior Vice President – Operations, joined Denbury in November 2015 and has more than 25 years of experience in the oil and natural gas industry. Mr. Sheppard was previously employed at Noble Energy where he held a variety of leadership roles, most recently as the Director of Global Drilling. Mr. Sheppard’s experience and responsibilities at Noble included onshore and offshore drilling, development projects, and production engineering. Mr. Sheppard earned his Bachelor of Science degree in Petroleum Engineering from Texas A&M University.

Nikulas J. Wood, Senior Vice President – CCUS, joined Denbury in 2005. Prior to being named Senior Vice President in April 2021, Mr. Wood served as Vice President – Rocky Mountain Region. During his tenure at Denbury, Mr. Wood has served in progressive leadership roles across the organization, including Director of Development Design, Gulf Coast Region Asset Manager, Manager of Acquisitions and Divestitures and Manager of Corporate Planning. Earlier in his career, Mr. Wood served in various reservoir, production and operations engineering roles including positions at Republic Energy Inc. and Halliburton Energy Services. Mr. Wood earned his Bachelor of Science in Industrial Engineering from Purdue University and his Master of Business Administration from Southern Methodist University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the number of shares of Denbury common stock beneficially owned as of February 28, 2022 (except as noted) by (i) each stockholder known by the Company to beneficially own more than 5% of our issued and outstanding common stock, (ii) each executive officer of the Company named in the Summary Compensation Table (our named executive officers), (iii) each director of the Board and director nominee and (iv) all directors and executive officers as a group. The percent of outstanding shares is calculated on the basis of 50,204,723 shares of Denbury common stock outstanding (which excludes treasury shares) as of February 28, 2022.

Name of Beneficial Owner	Shares of Common Stock		% of Shares Outstanding
Directors and Named Executive Officers:
Kevin O. Meyers	748	(1) (2)	*
Anthony M. Abate	—	(2)	*
Caroline G. Angoorly	—	(2)	*
James N. Chapman	—	(2)	*
Lynn A. Peterson	470	(1) (2)	*
Brett R. Wiggs	—	(2)	*
Cindy A. Yeilding	—	(2)	*
Christian S. Kendall	3,569	(1) (2)	*
Mark C. Allen	3,597	(1) (2)	*
James S. Matthews	1,041	(1) (2)	*
All of the executive officers and directors as a group (10 persons)	9,425	(1) (2)	*
Stockholders owning 5% or more of issued and outstanding common stock
Fidelity Management & Research Company	7,729,944	(3)	15.4%
The Vanguard Group	4,821,268	(4)	9.6%
Silver Point Capital, L.P.	3,819,800	(5)	7.6%
William Blair Investment Management, LLC	3,341,888	(6)	6.7%
BlackRock, Inc.	3,335,760	(7)	6.6%
*    Indicates less than 1%.
(1)Represents Series B Warrants, each of which may be exercised for one share of the Company’s common stock at an exercise price of $35.41 per share until September 18, 2023, at which time the Series B Warrants expire.
(2)The shares above do not include shares issuable in December 2023 upon settlement of performance stock units (“PSUs”), which vested in March 2021, and restricted stock units (“RSUs”), one-third of which vested in December 2021. As of February 28, 2022, our executive officers and directors owned the following number of PSUs, RSUs (vested and unvested), each of which represents the right to receive one share of the Company’s common stock, and Series B Warrants:

Name	Vested PSUs	Vested RSUs	Unvested RSUs	Series B Warrants	Total
Christian S. Kendall	373,503	124,501	249,002	3,569	750,575
Mark C. Allen	140,063	46,688	93,376	3,597	283,724
James S. Matthews	73,533	24,511	49,023	1,041	148,108
Kevin O. Meyers	—	15,279	30,560	748	46,587
Anthony M. Abate	—	10,186	20,373	—	30,559
Caroline G. Angoorly	—	10,186	20,373	—	30,559
James N. Chapman	—	10,186	20,373	—	30,559
Lynn A. Peterson	—	10,186	20,373	470	31,029
Brett R. Wiggs	—	10,186	20,373	—	30,559
Cindy A. Yeilding	—	3,242	6,484	—	9,726
All of the executive officers and directors as a group	587,099	265,151	530,310	9,425	1,391,985

(3)Information based on Schedule 13G/A filed with the SEC on February 9, 2022, disclosing beneficial ownership information as of December 31, 2021.  Fidelity Management & Research Company claims sole voting power of 1,637,203 shares and sole dispositive power of 7,729,944 shares. The address of Fidelity Management & Research Company is 245 Summer Street, Boston, Massachusetts 02210.
(4)Information based on Schedule 13G filed with the SEC on February 9, 2022, disclosing beneficial ownership information as of December 31, 2021.  The Vanguard Group claims shared voting power of 96,129 shares, sole dispositive power of 4,685,202 shares and shared dispositive power of 136,066 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)Information based on Schedule 13G filed with the SEC on February 14, 2022, disclosing beneficial ownership information as of December 31, 2021.  Silver Point Capital, L.P. claims shared voting power and shared dispositive power of 3,819,800 shares. The address of Silver Point Capital, L.P. is Two Greenwich Plaza, Greenwich, Connecticut 06830.
(6)Information based on Schedule 13G filed with the SEC on February 10, 2022, disclosing beneficial ownership information as of December 31, 2021.  William Blair Investment Management, LLC claims sole voting power of 2,931,379 shares and sole dispositive power of 3,341,888 shares. The address of William Blair Investment Management, LLC is 150 North Riverside Plaza, Chicago, Illinois 60606.
(7)Information based on Schedule 13G filed with the SEC on February 4, 2022, disclosing beneficial ownership information as of December 31, 2021.  BlackRock, Inc. claims sole voting power of 3,299,428 shares and sole dispositive power of 3,335,760 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

COMPENSATION COMMITTEE REPORT

The goal of the Compensation Committee is to design compensation policies and programs to attract and retain top level individuals in key positions and provide incentives for those individuals to increase the long-term value of the Company for our stakeholders. Our stockholders’ views on our executive compensation program are important to us, and we value and utilize the feedback and insights that we have received, and continue to receive, from our stockholders. To communicate with the Compensation Committee, please follow the procedures outlined under Governance of the Company – Communication with the Board.

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the Summary Compensation Table, as well as the related tables and narrative disclosures. We have reviewed and discussed the CD&A included in this proxy statement with management and have recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

The Compensation Committee
James N. Chapman, Chairperson
Anthony M. Abate
Kevin O. Meyers
Cindy A. Yeilding

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee listed above are independent directors.

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with a detailed description of our executive compensation objectives, philosophy and programs, the compensation decisions we have made under those programs, and the rationale and details supporting specific compensation decisions.

This CD&A focuses on the compensation of our named executive officers (our “named executive officers” or “NEOs”) for 2021. We review the roles and responsibilities of our officers and key employees on an annual basis and determine which of those individuals qualify as named executive officers by meeting the definition of “executive officer” for purposes of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), Item 402(a)(3) of Regulation S-K and Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In 2021, we had three officers who met the definition of “named executive officer” under SEC rules. The names and titles of our named executive officers for 2021 are shown in the table below.

Name	Title
Christian S. Kendall	President and Chief Executive Officer
Mark C. Allen	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
James S. Matthews	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

This CD&A should be read in conjunction with the Summary Compensation Table which details the compensation of our named executive officers in 2021, 2020 and 2019, as reported in accordance with SEC rules.

Summary of Executive Compensation Practices

Our executive compensation policies and programs are designed to:

•align the interests of our named executive officers with those of our stockholders through stock-based compensation;

•align named executive officer compensation with the execution of our strategy; and

•create a compensation structure for our named executive officers that is easily understood and measured.

Objectives and Philosophy

Our compensation policies and programs are designed to ensure that salary levels and compensation incentives attract and retain top level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance. Our overall compensation philosophy is that we:

•pay competitive base salaries at a level to attract and retain outstanding talent, generally targeted at the median level of salaries of our peer companies;

•provide a proper balance and mix of compensation, which places significant emphasis on long-term and incentive-based compensation; and

•tie executive compensation to the performance of the Company as a whole.

2021 Say-on-Pay Results

Each year, we evaluate the result of the say-on-pay vote cast by our stockholders. We are committed to ensuring that our stockholders fully understand our executive officer compensation programs, including how such programs align the interests of our named executive officers with those of our stockholders and how such programs reward the achievement of our strategic objectives. At our 2021 annual meeting of stockholders, approximately 76% of shares having voting power present in person or represented by proxy were voted in favor of the compensation of our named executive officers, a lower approval percentage compared to 91% and 94% in 2020 and 2019, respectively. Our stockholders’ views on our executive officer compensation program are important to us, and we value and utilize the feedback and insights that we have received, and continue to receive, from our stockholders. As further detailed below, our Board recommends a vote FOR Proposal Two, the non-binding, advisory vote to approve named executive officer compensation.

Stockholder Engagement

We are committed to continuously maintaining an open dialogue with our stockholders and engaging in a robust process to solicit feedback from our stockholders. Stockholders involved in our engagement efforts were invited to meet with members of our senior management. Throughout 2021, we engaged with stockholders owning more than 86% of our outstanding common stock as of December 31, 2021.

Additionally, as part of our semi-annual governance engagement process, members of the Board, including the Chairperson, are available to meet with our stockholders. As part of our stockholder engagement, we reached out to our largest institutional stockholders in an effort to obtain input on how our executive officer compensation program, disclosure practices, sustainability policies and corporate governance may be better aligned with stockholder expectations.

The Board and our management carefully consider stockholder feedback. Below is a chart summarizing the feedback that we received from our stockholders and our responses. For more information regarding our compensation policies and programs for 2022, see Executive Compensation – Compensation Discussion and Analysis – 2022 Compensation.

Stockholder Feedback	Company Response
The annual incentive bonus plan should include performance measures tied to the Company’s CCUS business strategy and environmental, social and governance metrics.
Beginning in 2022, a total of 40% of the annual incentive bonus will be tied to our CCUS business strategy and ESG metrics, as described below.

•20% will be tied to execution of our CCUS business strategy and management of asset retirement obligations (“ARO”);
•15% will be tied to health and safety goals; and
•5% will be tied to an annual emissions reduction target.

For more information on the annual bonus program in 2022, see Executive Compensation – Compensation Discussion and Analysis – 2022 Compensation.

Equity awards granted to named executive officers should be tied to traditional performance measures.
The Compensation Committee did not grant equity awards to our named executive officers in 2021.

For 2022, the Compensation Committee determined that equity awards granted to our named executive officers would consist of 60% performance-based TSR awards (cliff vesting after a three-year period based on relative TSR performance against a peer group of companies) and 40% time-vested restricted stock (vesting ratably over a three-year period). For more information on the equity grants in 2022, see Executive Compensation – Compensation Discussion and Analysis – 2022 Compensation.

Denbury should disclose its goals with respect to capturing, utilizing and storing carbon emissions.
Through our CCUS efforts and our use of industrial-sourced CO2, we currently fully offset our Scope 1 and 2 emissions. Our goal is to fully offset our Scope 3 emissions by 2030. Approximately 25% of our production is Scope 3 carbon negative through the use of industrial-sourced CO2, and we plan to only use industrial-sourced CO2 for our Cedar Creek Anticline development. Additionally, beginning in 2022, 5% of our annual incentive bonus will be tied to an annual emissions reduction target.

The Board should have direct oversight of human capital management initiatives.	In March 2021, the Sustainability and Governance Committee amended its charter to include direct oversight of our human capital management initiatives, including diversity, equity and inclusion matters, workplace culture and talent development.

The Board should continue to seek diverse, qualified directors to serve as members of the Board.	Cindy A. Yeilding was appointed to the Board in March 2021. In December 2021, Caroline G. Angoorly was appointed chairperson of the Sustainability and Governance Committee. Our Board has 25% female representation and 13% ethnic minority representation.

Additionally, at last year’s annual meeting of stockholders, we believe some stockholders voted against the election of Mr. Peterson to our Board due to overboarding concerns regarding his service on other public company boards while also serving as a CEO of a public company. Mr. Peterson currently serves as CEO and a director at Whiting Petroleum Corporation (“Whiting”) while also serving as an independent director at PDC Energy, Inc. (“PDC”) and Denbury. On March 7, 2022, Whiting and Oasis Petroleum Inc. (“Oasis”) announced the planned merger of the two companies (the “Transaction”), expected to close in the second half of 2022. Upon closing of the Transaction, Mr. Peterson will step down as CEO of Whiting and is expected to serve as Executive Chair of the Board of Directors of the combined company through December 31, 2023 or an earlier date if agreed upon. In this new role, Mr. Peterson will no longer be a full-time employee of Whiting, but instead will provide advice and guidance to the CEO and management team as needed. We believe this anticipated change in Mr. Peterson’s role will alleviate all previous overboarding concerns.

To further alleviate any potential overboarding concerns, Mr. Peterson stopped serving as a member of the Nominating/Corporate Governance Committee of the Board in December 2021. We also routinely evaluate any potential conflicts of interests of our Board members, including employment and other directorships, and have determined that no conflicts exist with respect to Mr. Peterson’s positions with Whiting, Oasis or PDC, and Mr. Peterson is an independent director of Denbury under SEC and NYSE rules and corporate governance listing standards. Also, he is (and he will be at the closing of the Transaction) in compliance with Denbury’s internal overboarding policy. Mr. Peterson is a highly engaged and committed Board member and actively participates in all Board matters, demonstrating an ability to effectively manage the demands on his time.

We believe that we have utilized the feedback that we received from our stockholders to implement positive changes to our compensation, governance and sustainability programs in 2021 and 2022.

Roles in Setting Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee, which consists of four independent directors, provides assistance to the Board in discharging its oversight responsibilities relating to the compensation of our Chief Executive Officer and other executive officers. The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program. Among its primary duties, the Compensation Committee reviews and approves, on at least an annual basis, the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of these goals and objectives, and determines and approves our Chief Executive Officer’s compensation based on this evaluation. Additionally, in consultation with the Chief Executive Officer, the Compensation Committee evaluates the performance of, and reviews and approves the compensation of, all other executive officers on an annual basis.

Other duties of the Compensation Committee with respect to setting executive officer compensation include:

•setting, reviewing and certifying performance metrics and targets for incentive-based compensation;
•evaluating Company performance results with respect to the annual incentive bonus;
•evaluating and approving the Company’s compensation peer group;
•evaluating the competitiveness of each executive officer’s total target compensation; and
•approving any changes to executive officer compensation, including but not limited to, base salaries, annual incentive bonus target amounts and equity and cash awards.

The Compensation Committee charter, which fully describes the Compensation Committee’s duties and responsibilities, is available on the Company’s website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Role of the Chief Executive Officer

Within the framework of the compensation programs approved by the Compensation Committee, each year our Chief Executive Officer recommends the level of base salary, annual incentive bonus amounts and equity and/or cash award amounts for our other executive officers. These recommendations are based, in part, upon his assessment of each executive officer’s performance, the performance of the individual’s respective department or function, the performance of the Company as a whole, and officer retention considerations. The Compensation Committee reviews our Chief Executive Officer’s recommendations and approves any compensation changes affecting our executive officers as it determines in its sole discretion. Our Chief Executive Officer is not involved in setting or approving his own compensation.

Role of Independent Compensation Consultant

The Compensation Committee has engaged LB&C to serve as its independent compensation consultant and to advise the Compensation Committee on compensation-related matters. LB&C reports directly to the Compensation Committee. The Compensation Committee assessed the independence of LB&C pursuant to applicable SEC and NYSE rules and concluded that no conflict of interest exists that would prevent LB&C from serving as an independent compensation consultant to the Compensation Committee. The Compensation Committee retains sole authority to approve LB&C’s compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. LB&C provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement with the Compensation Committee.

Use of Peer Survey Comparisons

In December 2020 (for the purpose of approving compensation for 2021), the Compensation Committee, in consultation with LB&C, approved compensation peer companies from a group of independent publicly traded oil and gas companies using several criteria, such as market capitalization, revenues, assets, enterprise value and production volumes. The Company’s compensation peer group is set forth below. The Compensation Committee intends to review the peer group composition annually in consultation with LB&C.

Compensation Peer Group
Berry Corporation	Kosmos Energy Ltd.	Range Resources Corporation
Bloom Energy Corporation	Laredo Petroleum, Inc.	SM Energy Company
Bonanza Creek Energy, Inc.	Matador Resources Company	Talos Energy Inc.
Callon Petroleum Company	Montage Resources Corporation	Whiting Petroleum Corporation
Cimerex Energy Co.	PDC Energy, Inc.
Comstock Resources, Inc.	QEP Resources, Inc.

2021 Compensation Components

Base Salaries

The Compensation Committee believes that base salaries should be competitive with the salaries of similar management positions at our compensation peer companies. Base salary rates for our named executive officers at year-end 2021 are depicted in the table below.

Annual Base Salary
Christian S. Kendall	$772,000
Mark C. Allen	$605,000
James S. Matthews	$525,000

Annual Incentive Bonus

Annual incentive bonuses are paid in cash and are an integral part of the overall compensation program for all of our employees. The decision to pay annual incentive bonuses, and in what amounts, is determined by the Compensation Committee on a Company-wide basis. The annual incentive bonus target amounts are based on a percentage of base salary. The target annual incentive bonus percentage amounts for our named executive officers are depicted in the table below.

Target Annual Incentive Bonus Percentages
Christian S. Kendall	130%
Mark C. Allen	120%
James S. Matthews	100%

The 2021 annual incentive bonus was calculated for all of our employees, including our named executive officers, as follows:

2021 Annual Incentive Bonus Calculation

In February 2021, the Compensation Committee approved the annual incentive bonus metrics, their respective weightings for 2021 and the thresholds, targets and maximums for each metric. The annual incentive bonus had a potential payout range from 0% to 200% of target and was based entirely on quantitative metrics related to Company performance. See Results of Incentive-Based Compensation for Year-End 2021 below for a description of the results of the 2021 annual incentive bonus.

No Equity Awards Granted in 2021

The Compensation Committee did not grant equity awards to our named executive officers in 2021.

Results of Incentive-Based Compensation for Year-Ended 2021

In the performance period ended 2021, our named executive officers earned cash from the 2021 annual incentive bonus. Additionally, the PSUs granted in December 2020 vested at a 100% level on March 3, 2021.

2021 Annual Incentive Bonus

The table below depicts the 2021 annual incentive bonus metrics, their respective weightings and the thresholds, targets, maximums and results for each metric.

2021 Annual Incentive Bonus Metrics and Results ($ in millions)
Metric	Target Points	Threshold (50%)	Target (100%)	Maximum (200%)	Results	Points Earned
EBITDAX (1)	40	$210	$260	$320	$316	77
Production (2) (BOE/d)	20	48,500	50,000	51,500	48,770	12
HSE Performance
Serious Injury & Fatality Rate	5	0.80	0.67	0.54	0.35	10
Total Recordable Incident Rate	5	0.93	0.78	0.63	0.40	10
Significant Release Rate	5	0.18	0.16	0.14	0.17	4
Lease Operating Expenses (3)	10	$374	$356	$338	$352	12
Reserves Replacement	10	50%	100%	250%	397%	20
General & Administrative Expenses (4)	5	$79	$73	$67	$71	7
Total	100					152

(1)    EBITDAX is defined as consolidated net income excluding interest expense, tax expense (benefit), depletion, depreciation, amortization and exploration expense, non-cash items, net losses from disposed, abandoned or discontinued operations and all other extraordinary or non-recurring losses and charges. This is a non-GAAP measure and should not be considered as a substitute for net income (loss), cash flow from operations computed under GAAP or any other measure computed in accordance with GAAP
(2)    Production is calculated before adjustments for any acquisitions and/or divestitures in barrels of oil equivalent produced per day (BOE/d).
(3)    Lease Operating Expenses excludes the cost of CO2.
(4)    General & Administrative Expenses excludes annual incentive bonuses and any incentive-based equity compensation earned above target levels.

In February 2022, the Compensation Committee certified the results of the 2021 annual incentive bonus. Based on the Company’s results, the Compensation Committee determined that a total of 152 percentage points were earned for the 2021 annual incentive bonus. The chart below shows the 2021 annual incentive bonus amounts earned by our named executive officers, as compared to target.

Name	Annual Incentive Bonus Target	Annual Incentive Bonus Earned
Christian S. Kendall	$1,003,600	$1,525,472
Mark C. Allen	726,000	1,103,520
James S. Matthews	525,000	798,000

Performance Stock Units Vested in 2021

On December 4, 2020, the Board, in consultation with LB&C who performed a thorough compensation review, granted PSUs as part of emergence grants to certain recipients, including the grants below to our named executive officers.

PSUs
Christian S. Kendall	373,503
Mark C. Allen	140,063
James S. Matthews	73,533

Each PSU represented a contingent right to receive one share of Denbury common stock. The PSUs provided for vesting based on the volume-weighted average price of a share of Denbury common stock equaling or exceeding the pre-established levels for 60 consecutive trading days during a three-year performance period beginning December 4, 2020 (the “60-day VWAP”), and, subject to certain conditions, provide for settlement in shares of common stock within 30 days following the end of the three-year performance period in December 2023. On March 3, 2021, the preceding 60-day VWAP was $32.53, and, as a result, all of the PSUs vested at a 100% level on that date. These PSUs are not settled into shares of common stock until December 2023.

2022 Compensation

This section describes certain compensation actions taken with respect to 2022 compensation for our named executive officers. We include this disclosure because we believe it enhances the understanding of our executive compensation practices and our objectives, philosophy and programs going forward.

Base Salaries

Base salary rates for our named executive officers in 2022 are unchanged from 2021 rates and are depicted in the table below.

2022 Annual Base Salary Rate
Christian S. Kendall	$772,000
Mark C. Allen	605,000
James S. Matthews	525,000

2022 Annual Incentive Bonuses

The annual incentive bonus target amounts are based on a percentage of base salary. The annual incentive bonus target percentages for our named executive officers in 2022 are unchanged from 2021 target percentages and are depicted in the table below.

Target Annual Incentive Bonus Percentages
Christian S. Kendall	130%
Mark C. Allen	120%
James S. Matthews	100%

In February 2022, the Compensation Committee approved the annual incentive bonus metrics and their respective weightings for 2022, as summarized in the table below. The annual incentive bonus has a potential payout range from 0% to 200% of target. The 2022 annual incentive bonus metrics, which underscore the Company’s strategic focus on financial discipline, sustainability and CCUS initiatives, include:

•operational metrics (60 target points);

•health, safety and environmental metrics (20 target points), which include a new Total Emissions Reduction metric measuring direct and indirect (Scope 1 and 2, including methane) greenhouse gas emissions reduction targets; and

•a qualitative metric (20 target points) related to execution of our CCUS business strategy (i.e., contracted pore space, CO2 transportation and CO2 storage), together with ARO management.

2022 Annual Incentive Bonus Metrics
Metric	Target Points
Operational
EBITDAX (1)	20
Free Cash Flow (2)	15
Production	10
Lease Operating Expenses	5
General and Administrative Expenses	5
Reserves Replacement	5
HSE Performance
Total Recordable Incident Rate	5
Serious Injury and Fatality Rate	5
Significant Release Rate	5
Total Emissions Reduction	5
Execution of our CCUS Business Strategy and ARO Management	20
Total	100

(1)    This is a non-GAAP measure and should not be considered as a substitute for net income (loss), cash flow from operations computed under GAAP or any other measure computed in accordance with GAAP.
(2)    Free Cash Flow is a non-GAAP measure that should not be considered as an alternative to cash flow from operations, investing or financing activities computed under GAAP, nor as a liquidity measure or indicator of cash flows.

2022 Equity Awards – Overall Program

Equity awards are a significant focus of our total compensation program for our named executive officers in 2022 and are designed to align the interests of our named executive officers with those of our stockholders. For 2022, the Compensation Committee determined that the equity awards granted to our named executive officers would consist of 60% TSR awards and 40% time-vested restricted stock, as summarized below.

Percentage	Award	Terms
60%	Performance-Based TSR	Based on peer ranking over a three-year performance period and cliff vesting after three years
40%	Time-Vested Restricted Stock	Vesting ratably over three years (34%, 33%, 33%)

Each of the equity awards is discussed in greater detail below.

TSR Award

On March 7, 2022, our named executive officers received a TSR award grant as shown in the table below.

TSR Award (Shares @ 100% Target)
Christian S. Kendall	34,361
Mark C. Allen	14,618
James S. Matthews	7,121

The TSR award is based on comparing the average of the Company’s total shareholder return during each year within a three-year performance period to that of the Company’s peers. The stock prices used to compare TSR are based on the increase or decrease in the Company’s or a peer company’s average common stock price (assuming reinvestment of any dividends) between the last thirty trading days of one calendar year and the last thirty trading days of the next calendar year. The TSR peer group, which was selected by the Compensation Committee in consultation with LB&C, includes 20 peer companies for the 2022 TSR award, as shown in the table below. The TSR peer group includes companies that focus on (i) traditional exploration and production and/or (ii) CCUS or clean energy.

TSR Award Peer Group
Aker Carbon Capture ASA	Clean Energy Fuels Corp.	Range Resources Corporation
Berry Corporation	Comstock Resources, Inc.	Renewable Energy Group, Inc.
Bloom Energy Corporation	Diamondback Energy, Inc.	SM Energy Company
Callon Petroleum Company	Kosmos Energy Ltd.	Southwestern Energy Company
Centennial Resource Development, Inc.	Laredo Petroleum, Inc.	Talos Energy Inc.
California Resources Corporation	Matador Resources Company	Whiting Petroleum Corporation
Civitas Resources, Inc.	PDC Energy, Inc.

The TSR award has a potential achievement percentage range of 0% to 200%. The TSR achievement percentage is determined based on where the Company ranks relative to its peers at the end of the three-year performance period, with each successive ranking place accounting for 10% of the achievement percentage (subject to interpolation). For example: (i) a TSR ranking of 21 out of the peer group would result in an achievement percentage of 0%; (ii) a TSR ranking of 11 out of the peer group would result in an achievement percentage of 100%; and (iii) a TSR ranking of 1 out of the peer group would result in an achievement percentage of 200%. The TSR award contains a feature such that if the Company’s three-year average TSR is negative, the award payout is capped at 100% of target regardless of the Company’s earned achievement percentage, even if such earned achievement percentage is greater than 100%.

In the event that a TSR peer company is acquired and ceases to have its primary common equity security listed or publicly traded during the three-year performance period, such company will be removed as a peer company for the purposes of calculating the TSR achievement percentage. In the event that a peer company is forced to delist from the securities exchange upon which it was traded due to low stock price or other reasons or files for bankruptcy during the three-year performance period, then that company will remain a peer company and it shall occupy the last position (or positions, if there are more than one such companies) in the TSR ranking.

Time-Vested Restricted Stock

The time-vested restricted stock grants vest ratably over a three-year period. On March 7, 2022, our named executive officers received grants of time-vested restricted stock as shown in the table below.

Restricted Stock
Christian S. Kendall	22,907
Mark C. Allen	9,745
James S. Matthews	4,747

Perquisites and Other Benefits

Beginning in 2021, the Compensation Committee eliminated the payment of perquisites to our named executive officers. Our named executive officers participate in our benefit plans on the same terms as our other employees. These plans include medical, dental, vision, disability and life insurance and partial matching contributions to our 401(k) plan. Our only retirement benefit is our 401(k) plan. We do not offer any pension or post-retirement medical benefits.

Stock Ownership Guidelines

Our Board has approved stock ownership and retention guidelines for our officers. Under our stock ownership and retention guidelines, all officers are expected to hold stock with the values described below. Until the guideline amount is achieved, officers are required to retain at least one-third of the shares obtained through the 2020 Plan. As of March 31, 2022, all officers were in compliance with the ownership and retention guidelines.

Officer Level	Ownership Guideline
President and/or Chief Executive Officer	5x annual base salary
Executive Vice Presidents and/or Senior Vice Presidents	3x annual base salary
Vice Presidents	2x annual base salary

Risk Assessment Related to Our Compensation Program

We believe that our compensation policies and practices are unlikely to have a material adverse effect on the Company’s risk profile. Although portions of our compensation program are incentive-based, we believe that we have allocated our compensation among (i) base salary (ii) short-term compensation opportunities and (iii) long-term compensation opportunities in such a way as to discourage unreasonable risk taking. Further, one of the main factors we take into consideration in setting compensation is the performance of the Company as a whole, which we believe encourages decision making that is in the best long-term interests of the Company and our stockholders.

Policy on Recovery of Compensation and Clawbacks

The Board has adopted a clawback policy under which it has broad discretion to cause reimbursement by a Company executive officer of certain incentive-based compensation (both annual bonus payments and long-term incentive grants) under certain circumstances. Such circumstances include, but are not limited to, actions where compensation was predicated upon the achievement of certain financial results or targets that were subsequently the subject of a required restatement of the Company’s financial statements. Further, the clawback policy encompasses other actions such as officers engaging in fraudulent or intentional illegal conduct. The clawback policy is reviewed annually and may be revised to reflect evolving market conditions for governance matters. The policy will also be revised, if appropriate, to conform to SEC regulatory action or any final listing standards that may be adopted by the NYSE under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

EXECUTIVE COMPENSATION – COMPENSATION TABLES

Summary Compensation Table

The following table sets out a summary of executive compensation for our named executive officers for the years indicated below.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Christian S. Kendall	2021	$772,000	$—	$—	$1,525,472	$28,038	$2,325,510
President and Chief Executive Officer	2020	743,416	3,400,000	18,249,357	—	48,937	22,441,710
	2019	823,750	—	3,012,057	1,199,704	48,709	5,084,220
Mark C. Allen	2021	$605,000	$—	$—	$1,103,520	$29,050	$1,737,570
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2020	580,000	2,146,000	6,843,503	—	48,719	9,618,222
	2019	565,000	—	1,469,295	759,636	53,296	2,847,227
James S. Matthews	2021	$525,000	$—	$—	$798,000	$27,791	$1,350,791
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2020	500,000	1,550,000	3,592,847	—	47,926	5,690,773
	2019	487,500	—	771,378	546,191	50,825	1,855,894

(1)Amounts in this column represent incentive cash awards granted in June 2020, which were earned 50% based on a retention component and 50% based on achieving certain specified performance metrics. The incentive cash awards became vested and were earned at the 100% level in September 2020.
(2)Amounts in this column represent the grant-date fair value of equity-based awards, as further detailed in the table below. No equity awards were granted in 2021. The amounts for 2020 consist of emergence grants of PSUs and RSUs. The amounts for 2019 consist of (a) restricted common stock awards, (b) incentive-based operational awards (at the target level of 100%) and (c) TSR awards (at the target level of 100%). The grant-date fair value of the RSUs, restricted common stock and incentive-based operational awards is calculated using the closing price of our common stock on the date of grant. The grant-date fair value of the PSUs and TSR awards is calculated using a Monte-Carlo simulation model.

Name	Year	Restricted Common Stock	Incentive-Based Operational Awards	TSR Awards	2020 Emergence Grants of PSUs and RSUs	Total
Christian S. Kendall	2021	$—	$—	$—	$—	$—
	2020	—	—	—	18,249,357	18,249,357
	2019	816,355	776,266	1,419,436	—	3,012,057
Mark C. Allen	2021	—	—	—	—	—
	2020	—	—	—	6,843,503	6,843,503
	2019	398,222	378,665	692,408	—	1,469,295
James S. Matthews	2021	—	—	—	—	—
	2020	—	—	—	3,592,847	3,592,847
	2019	209,066	198,799	363,513	—	771,378

(3)Amounts in this column include amounts earned under the annual incentive bonus plan for 2021 and 2019.  As a condition to receiving the incentive cash awards in June 2020, recipients were required to waive participation in the 2020 annual incentive bonus plan.
(4)Amounts in this column include (a) matching contributions to the 401(k) plan on each named executive officer’s behalf, (b) life and disability insurance premiums paid by the Company on each named executive officer’s behalf and (c) other compensation-related items as shown in the following table:

Name	Year	401(k) Plan (a)	Insurance Premiums (b)	Other (c)	Total
Christian S. Kendall	2021	$17,400	$7,221	$3,417	$28,038
Mark C. Allen	2021	17,400	7,003	4,647	29,050
James S. Matthews	2021	17,400	6,210	4,181	27,791

2021 Grants of Plan-Based Awards

The Compensation Committee did not grant equity awards to our named executive officers in 2021.

2021 Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($) (2)
Name	Exercisable
Christian S. Kendall				369,752	28,319,306
						362,242	27,744,115
Mark C. Allen				138,657	10,619,740
						135,791	10,400,233
James S. Matthews				72,795	5,575,369
						71,247	5,456,808

(1)Amounts in this column represent RSUs. The RSUs vest ratably over a three-year period on December 4, 2021, 2022 and 2023 and, subject to certain conditions, including employment through the applicable vesting date, are to be settled in shares of common stock in December 2023.
(2)Amounts in this column represent PSUs. The PSUs vested on March 3, 2021, and, subject to certain conditions, are to be settled in shares of common stock in December 2023.

Option Exercises and Stock Vested During 2021

The vested PSUs and RSUs required to be reported in the table below are to be settled in shares of common stock in December 2023, subject to certain conditions. As such, to date, the named executive officers listed in the table below have not been issued any shares of our common stock issuable under PSUs or RSUs and thus they have not realized any value with respect to the PSUs and RSUs.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christian S. Kendall	—	—	498,004	38,142,126
Mark C. Allen	—	—	186,751	14,303,259
James S. Matthews	—	—	98,044	7,509,190

(1)    The PSUs granted in December 2020 vested on March 3, 2021. Additionally, one-third of the RSUs granted in December 2020 vested on December 4, 2021.

Potential Payments Upon Termination or Change in Control

We believe that it is important to protect our named executive officers, together with all of our other employees, in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our named executive officers are aligned with theirs, and providing change in control benefits should eliminate, or at least reduce, possible reluctance of our named executive officers to pursue potential change-in-control transactions that may be in the best interests of our stockholders.

We do not have any predefined severance benefits for our executive officers, except in the event of a change in control. Under the terms of our Severance Protection Plan, an employee is entitled to receive a severance payment if a Change of Control (as defined in the Severance Protection Plan) occurs and the employee incurs an involuntary termination of employment within the six-month period prior to, or within the two-year period following, that Change of Control (i.e., a “double trigger” payment). An involuntary termination for purposes of the Severance Protection Plan will mean a termination by us without cause or due to the employee’s own decision to terminate employment for good reason. Under the Severance Protection Plan, an involuntary termination will not include any termination of employment due to the participant’s death or disability. If entitled to severance payments under the terms of the Severance Protection Plan, members of our senior management team (including each of our named executive officers) will receive three times the sum of their annual base salary and bonus amounts, which is calculated as an amount equal to fifty percent (50%) of the total amount of all cash bonuses paid to the participant over the two most recent annual periods ending prior to the Change of Control. Our other officers will receive two-and-one-half times their annual salary and bonus amount, and all other employees will receive between one-third and one-and-one-half times their annual salary and bonus amount depending on their salary level and length of service with us. All employees that become entitled to a severance benefit under the Severance Protection Plan will also receive continuing medical and dental benefits, with the members of our senior management team receiving such benefits up to an eighteen-month period (such benefits would cease if the employee became covered under a subsequent employer’s plans).

The Severance Protection Plan does not provide for excise tax gross-ups. The Severance Protection Plan includes a “net-best” provision, which we believe is a prevalent alternative to providing a gross-up. Pursuant to the “net-best” provision, officers will receive the greater after-tax benefit of either (i) their full severance payment, for which the individual officer is responsible for the payment of any applicable excise tax or (ii) a severance payment capped at the safe harbor amount (generally $1 less than three times the officer’s average annual compensation over the past five years), for which no excise tax is due. This approach provides the officer with a capped payment only if the officer would receive a greater after-tax benefit than if the officer paid excise tax on the full severance payment.

In addition to the Severance Protection Plan, awards granted under our 2020 Plan have certain change in control protections as further described under the 2020 Plan and the underlying award agreements.

The following table shows, as of December 31, 2021, the estimated potential payments and benefits that would be received by our named executive officers based upon a hypothetical termination of employment and/or a change in control in each of the three circumstances indicated in the table (i.e., (1) a change in control with no termination of employment, (2) a change in control with an involuntary termination of employment and (3) death or disability). The fair value of accelerated equity awards includes only those awards that were not currently vested or settled as of December 31, 2021, using the closing stock price of $76.59 per share. Actual amounts that may become payable to any named executive officer can only be determined with any certainty at the time of an actual termination of employment or upon a change in control.

Name	Severance Protection Plan Payment ($) (1)	Healthcare and Other Insurance Benefits ($)	Fair Value of Accelerated Equity Incentive Plan Compensation ($) (2)	Non-Equity Incentive Plan Compensation ($)	Other ($)	Tax Gross Up ($)	Total Value ($)
Christian S. Kendall
Change in Control with no termination of employment	—	—	56,063,421	—	—	—	56,063,421
Change in Control plus an involuntary termination of employment	6,761,081	105,471	56,063,421	—	—	—	62,929,973
Death	—	—	56,063,421	—	—	—	56,063,421
Disability	—	—	37,697,726	—	—	—	37,697.726

Mark C. Allen
Change in Control with no termination of employment	—	—	21,019,973	—	—	—	21,019,973
Change in Control plus an involuntary termination of employment	5,523,485	106,249	21,019,973	—	—	—	26,649,707
Death	—	—	21,019,973	—	—	—	21,019,973
Disability	—	—	14,132,819	—	—	—	14,132.819

James S. Matthews
Change in Control with no termination of employment	—	—	11,032,177	—	—	—	11,032,177
Change in Control plus an involuntary termination of employment	4,022,681	104,861	11,032,177	—	—	—	15,159,719
Death	—	—	11,032,177	—	—	—	11,032,177
Disability	—	—	7,416,401	—	—	—	7,416,401

(1)The Severance Protection Plan contains a “net best” provision, which would reduce the parachute payments to the safe-harbor limit, as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), if it is more financially advantageous to the named executive officer on an after-tax basis. The amount shown is net of any applicable payment scale back if such a scale back would be required under the Severance Protection Plan.
(2)The amounts in this column represent accelerated vesting and/or settlement of the PSUs and RSUs granted in December 2020.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following reasonable estimate of the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Kendall, our Chief Executive Officer, as of December 31, 2021.

For 2021, our last completed fiscal year:

•the median of the annual total compensation of all employees of the Company (other than Mr. Kendall) was approximately $153,334;

•the annual total compensation of our Chief Executive Officer was approximately $2,325,510; and

•the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 15 to 1.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the steps detailed below.

•We determined that, as of December 31, 2021, our employee population consisted of 716 individuals, with all of these employees located in the United States. This population consisted of our full-time, part-time and temporary employees.

•To identify the “median employee” from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2021. In making this determination, we annualized the compensation for permanent employees that were hired in 2021 but did not work at Denbury for the entire fiscal year.

•For the annual total compensation of Mr. Kendall and our median employee, we combined all of the elements of Mr. Kendall’s and such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Proposal Two: Advisory Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Act requires all public companies to solicit from stockholders a non-binding, advisory vote to approve the compensation of their named executive officers.  In 2017, based on stockholder approval, the Board determined to hold its advisory vote to approve named executive officer compensation annually until the Board determines, or the next frequency vote provides, otherwise.

This proposal, commonly known as a “say-on-pay” proposal, grants stockholders the opportunity to express their views on the compensation of our named executive officers, the group of officers whose compensation is reflected in our Summary Compensation Table contained herein.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this proxy statement.

The Board is asking stockholders to approve, on an advisory basis, the 2021 compensation of our named executive officers, as disclosed in the CD&A, the compensation tables and related disclosures in this proxy statement, which we urge you to review in voting on this resolution.  Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions and recommendations about executive compensation.

We always welcome feedback from our stockholders.  Stockholders can communicate directly with members of the Compensation Committee on these matters by either writing them in care of Denbury Inc., Attention: Compensation Committee, at 5851 Legacy Circle, Suite 1200, Plano, Texas 75024, or emailing them at: compensationcommittee@denbury.com.  Your correspondence will be received by the Chairperson of the Compensation Committee with a copy to our Chief Executive Officer and Chief Financial Officer.

As described in the CD&A of this proxy statement, our executive compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top-level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations and our Company-wide financial condition and performance. Additionally, the Compensation Committee believes that incentive-based compensation is an important part of executive compensation because it aligns named executive officer compensation with Company performance and the execution of our strategy.

Vote Required

The affirmative vote of a majority of shares having voting power present or represented by proxy and entitled to vote on this proposal at the annual meeting, where a quorum is present, will constitute a non-binding, advisory approval of this Proposal Two. Brokers do not have discretion to vote on this proposal without your instruction.  If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Board of Directors’ Recommendation

Our Board of Directors recommends a vote FOR approval of the following non-binding, advisory resolution:

“RESOLVED, that the compensation of the Company’s named executive officers in 2021, as disclosed in the Compensation Discussion and Analysis, compensation tables and related disclosures contained in the Company’s 2022 proxy statement, is hereby approved.”

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about Denbury’s equity compensation plan as of December 31, 2021.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders
2020 Omnibus Stock and Incentive Plan (1)	—	—	3,893,151

(1)A description of the 2020 Plan is included in Note 11 to the Company’s audited financial statements for the year ended December 31, 2021, included in the Company’s Annual Report on Form 10-K.

Proposal Three: Approval of the Denbury Inc. Employee Stock Purchase Plan

On March 29, 2022, the Compensation Committee of the Board adopted, subject to the approval of the Company’s stockholders, the Denbury Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The following is a summary of the material features of the Employee Stock Purchase Plan. This summary is qualified in its entirety by reference to the complete text of the Employee Stock Purchase Plan, which is contained in Appendix A to this proxy statement.

Purpose of the Employee Stock Purchase Plan

The purpose of the Employee Stock Purchase Plan is to assist employees of the Company and its participating subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its participating subsidiaries.

Eligibility and Administration

The Compensation Committee, as the administrator of the Employee Stock Purchase Plan, administers and has authority to interpret the terms of the Employee Stock Purchase Plan and determine eligibility of participants. The administrator or the Board may designate certain of the Company’s subsidiaries as participating “designated subsidiaries” in the Employee Stock Purchase Plan and may change these designations from time to time. The class of persons eligible to participate in the Employee Stock Purchase Plan are employees of the Company and its participating designated subsidiaries, and the basis to participate is meeting the eligibility requirements under the Employee Stock Purchase Plan established from time to time by the administrator. However, an employee may not be granted rights to purchase shares under the Employee Stock Purchase Plan if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries.

Eligible employees become participants in the Employee Stock Purchase Plan by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the first day of the applicable offering period. Non-employee directors and consultants are not eligible to participate in the Employee Stock Purchase Plan. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

Shares Available for Awards

A total of 2,000,000 shares of our common stock are reserved for issuance under the Employee Stock Purchase Plan, which amount may be increased by the Board, subject to the approval of the Company’s stockholders not later than the annual stockholders’ meeting next following such Board action. The number of shares subject to the Employee Stock Purchase Plan may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.” We cannot precisely predict the Company’s share usage under the Employee Stock Purchase Plan as it will depend on a range of factors including the level of the Company’s employee participation, the contribution rates of participants, the trading price of our common stock and future hiring activity by the Company.

Participating in an Offering

Offering Periods and Purchase Periods

Our common stock is offered to eligible employees under the Employee Stock Purchase Plan during offering periods. Offering periods under the Employee Stock Purchase Plan commence when determined by the administrator. The length of an offering period under the Employee Stock Purchase Plan is determined by the administrator and may be up to 27 months long. Employee payroll deductions are used to purchase shares of our common stock on the exercise date of an offering period. The exercise date for each offering period is the final trading day in the offering period. The administrator may, in its discretion, modify the terms of future offering periods.

Enrollment and Contributions

The Employee Stock Purchase Plan permits participants to purchase our common stock through payroll deductions of up to 10% of their eligible compensation as of each payroll date during an offering period. The administrator will establish the maximum number of shares that may be purchased by a participant during any offering period. In addition, no employee is permitted to accrue the right to purchase stock at a rate in excess of $25,000 worth of shares during any calendar year.

Purchase Rights

On the first trading day of each offering period, each participant is automatically granted an option to purchase shares of our common stock. The option expires on the last trading day of the applicable offering period and is exercised at that time to the extent of the payroll deductions accumulated during the offering period. Any remaining balance is carried forward to the next offering period unless the participant has elected to withdraw from the Employee Stock Purchase Plan, as described below, or has ceased to be an eligible employee.

Purchase Price

The purchase price of the shares of our common stock under the Employee Stock Purchase Plan, in the absence of a contrary designation by the administrator, is 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the final trading day of the offering period. The fair market value per share of our common stock under the Employee Stock Purchase Plan generally is the closing sales price of our common stock on the date for which fair market value is being determined, or if there is no closing sales price for a share of our common stock on the date in question, the closing sales price for a share of our common stock on the last preceding date for which such quotation exists.

Withdrawal and Termination of Employment

Participants may voluntarily end their participation in the Employee Stock Purchase Plan at any time during an offering period prior to the end of the offering period by delivering written notice to the Company and can elect to either (i) be paid their accrued payroll deductions that have not yet been used to purchase shares of our common stock or (ii) exercise their option at the end of the applicable offering period, and then be paid any remaining accrued payroll deductions. Participation in the Employee Stock Purchase Plan ends automatically upon a participant’s termination of employment and any remaining accrued payroll deductions in the participant’s account will be paid to such participant following such termination.

Adjustments

In the event of certain transactions or events affecting our common stock, such as any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other increase or decrease in the number of shares of our common stock effected without receipt of consideration by the Company, the administrator will make equitable adjustments to the Employee Stock Purchase Plan and outstanding rights under the Employee Stock Purchase Plan. In addition, in the event of a proposed sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation, or other transaction as set forth by the administrator in an offering document, each outstanding option will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation or a parent or subsidiary of the successor corporation refuses to assume or substitute outstanding options, any offering periods then in progress will be shortened with a new exercise date prior to the proposed sale or merger. The administrator will notify each participant in writing at least 10 business days prior to such new exercise date that the exercise date has been changed, and the participant’s option will be automatically exercised on such new exercise date. Further, in the event of a proposed dissolution or liquidation of the Company, any offering periods then in progress will be shortened with a new exercise date prior to the proposed dissolution or liquidation, and the administrator will notify each participant in writing in a similar manner as described above.

Foreign Participants

The administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the Employee Stock Purchase Plan, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

Transferability

A participant may not transfer rights granted under the Employee Stock Purchase Plan other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Amendment and Termination

The Board may amend, suspend or terminate the Employee Stock Purchase Plan at any time and from time to time. However, stockholder approval must be obtained for any amendment that increases the aggregate number of shares that may be sold pursuant to rights under the Employee Stock Purchase Plan, changes the designation or class of employees who are eligible to participate in the Employee Stock Purchase Plan or changes the Employee Stock Purchase Plan in any way that would cause the Employee Stock Purchase Plan to no longer be an “employee stock purchase plan” under Section 423(b) of the Code.

Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the Employee Stock Purchase Plan under current income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the Employee Stock Purchase Plan and is intended for general information only. Other federal taxes and foreign, state and local income taxes are not discussed and may vary depending on individual circumstances and from locality to locality.

The Employee Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Employee Stock Purchase Plan. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the Employee Stock Purchase Plan. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition of shares, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to selling or disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares at the time the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price, and the Company will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and the Company will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF SHARES UNDER THE EMPLOYEE STOCK PURCHASE PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.

New Plan Benefits

Benefits under the Employee Stock Purchase Plan will depend on the employees’ enrollment and contribution elections and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Employee Stock Purchase Plan.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the annual meeting of stockholders, where a quorum is present, is required for approval of the Employee Stock Purchase Plan. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” this Proposal Three.

Board of Directors’ Recommendation

Our Board of Directors recommends that stockholders vote FOR the Employee Stock Purchase Plan.

AUDIT MATTERS

Audit Committee Report

The primary purpose of the Audit Committee, which is discussed in detail in its charter, is to assist with the Board’s oversight of the:

•integrity of the Company’s financial statements;
•Company’s compliance with legal and regulatory requirements related to financial reporting;
•independence and qualifications of the Company’s independent registered public accounting firm;
•performance of the Company’s internal audit function and independent registered public accounting firm;
•preparation of required disclosures for the Company’s financial statement filings with the SEC;
•independence of the Company’s independent reserves engineer;
•reporting of the Company’s oil, natural gas and CO2 reserves; and
•evaluation as to whether the Company has effective processes for risk assessment and risk management.

All members of the Audit Committee meet the independence, experience and financial literacy requirements of the NYSE, the Sarbanes Oxley Act and any rules or regulations promulgated by the SEC. The Board has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.denbury.com and further described in this proxy (see Board Meetings, Attendance and Committees – Audit Committee above).

Management is responsible for the Company’s financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Audit Committee uses the Company’s internal audit department to assist with these responsibilities.  The internal audit department has unrestricted access to the Audit Committee and regularly meets with the Audit Committee in executive sessions without management present.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and related opinion on internal controls with management. It has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”), including Auditing Standard No. 16 (Communication with Audit Committees). Additionally, PricewaterhouseCoopers LLP has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed PricewaterhouseCoopers LLP’s independence with management and the independent registered public accounting firm. The Audit Committee has concluded that the rendering of non-audit services by PricewaterhouseCoopers LLP to the Company has not impaired the independence of PricewaterhouseCoopers LLP.

Based on the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP, and its review of the representations of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended to the Board that the Company’s 2021 audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

The Audit Committee
Anthony M. Abate, Chairperson
Kevin O. Meyers
Lynn A. Peterson
Brett R. Wiggs

Independent Auditor Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees (1)	$1,722,732	$3,897,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	6,709	6,731
Total	$1,729,441	$3,903,731

(1)Audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal controls over financial reporting, required quarterly reviews and consultations, as well as work only the independent registered public accounting firm can reasonably be expected to provide, such as comfort letters, consents and review of documents filed with the SEC.
(2)Fees associated with a license for accounting research software.

The Audit Committee charter stipulates that the Audit Committee approve the fees to be paid to the independent registered public accounting firm prior to the annual audit.  Additionally, all engagements for non-audit services by the independent registered public accounting firm must be approved prior to the commencement of services.  All fees paid to the Company’s independent registered public accounting firm were approved by the Audit Committee prior to the commencement of services.

Proposal Four: Ratify the Audit Committee’s Selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2022

PricewaterhouseCoopers LLP has been our independent registered public accounting firm for each of the last eighteen years.  It is the recommendation of our Audit Committee to appoint PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of the Company until the next annual meeting of stockholders and to authorize the Audit Committee to approve its remuneration as such.  If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s independent registered public accounting firm.  The stockholders’ ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change independent registered public accounting firms at any time. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, available to answer questions and afforded an opportunity to make a statement, if desired.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present or represented by proxy at the annual meeting of stockholders, where a quorum is present, is required for approval of this Proposal Four. Brokers do have discretion to vote on this proposal without your instruction.

A properly executed proxy submitted without voting instructions will be voted “FOR” this Proposal Four.

Board of Directors’ Recommendation

Our Board of Directors recommends that stockholders vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

STOCKHOLDER PROPOSALS FOR OUR 2023 ANNUAL MEETING OF STOCKHOLDERS

Proposals for Inclusion in Our 2023 Proxy Statement

Pursuant to Rule 14a-8 promulgated under the Exchange Act, in order for a stockholder proposal to be included in the Company’s proxy materials for the 2023 annual meeting of stockholders, the proposal must be in full compliance with applicable law, including Rule 14a-8, and our Bylaws, and must be received by the Company at the address below no later than December 19, 2022, unless the date of our 2023 annual meeting is more than 30 days before or after June 1, 2023, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials.  All such proposals must be submitted in writing to James S. Matthews, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, 5851 Legacy Circle, Suite 1200, Plano, Texas 75024.

Advanced Notice of Nominations or Proposed Business for Our 2023 Annual Meeting of Stockholders

Our Bylaws require advanced written notice from any stockholder seeking to present nominations of persons for election to the Board and other proposed business (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) for consideration at our 2023 annual meeting of stockholders. Notice of such proposals must be received by James S. Matthews, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, 5851 Legacy Circle, Suite 1200, Plano, Texas 75024, no later than the close of business on the 90th day, and no earlier than the close of business on the 120th day, before the date of the one-year anniversary of the immediately preceding year’s annual meeting. Based on the anniversary date of our 2022 annual meeting, a stockholder must send advanced written notice of any such nomination or other business or proposals such that the notice is received by us no earlier than February 1, 2023 and no later than March 3, 2023. In the event the 2023 annual meeting of stockholders is convened on a date more than 30 days before, or more than 30 days after, such anniversary date, such notice must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of the 2023 annual meeting is first made by the Company. Any such proposal of business must include the information called for, and follow the other requirements set forth, in our Bylaws about the proposed business and the proposing stockholder. Additionally, any such nomination must provide the reasons supporting a candidate’s nomination, information regarding the candidate and their qualifications, along with all other information about the candidate required under SEC Rule 14A and the Company’s Bylaws, the candidate’s consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary.  In addition, the stockholder making the nomination or proposal must submit information regarding ownership of the Company’s securities and related information specified in the Company’s Bylaws.  Stockholders must send recommendations for director candidates to the address listed above under Governance of the Company – Communication with the Board.  Stockholders who wish to nominate an individual to the Board must also follow the requirements of the Company’s Bylaws and applicable SEC and NYSE rules and regulations.

OTHER MATTERS

The Board is not aware of any matter to be presented for action at the 2022 annual meeting other than the proposals set forth in this proxy statement. The form of proxy for the annual meeting of stockholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the annual meeting, or any adjournment thereof, that are not set forth in our proxy statement, except for those matters as to which adequate notice is received.

All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers.  All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC.  The information contained in this proxy statement in the sections entitled Compensation Committee Report and Audit Matters – Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

We have provided or otherwise made available to each person whose proxy is solicited hereby a copy of our 2021 Annual Report to Stockholders for the year ended December 31, 2021, which includes the Annual Report on Form 10-K except for certain exhibits.  A copy of our Annual Report to Stockholders or our Annual Report on Form 10-K filed with the SEC may be obtained without charge by writing to Denbury Inc., ATTN: Investor Relations, 5851 Legacy Circle, Suite 1200, Plano, Texas 75024, or by e-mailing ir@denbury.com.

By order of the Board of Directors,

/s/ James S. Matthews

James S. Matthews Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

APPENDIX A

DENBURY INC.
EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1
PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN

1.1    Purpose and Scope. The purpose of the Denbury Inc. Employee Stock Purchase Plan, as it may be amended from time to time, (the “Plan”) is to assist employees of Denbury Inc., a Delaware corporation (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

ARTICLE II
DEFINITIONS

Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

2.1    “Administrator” shall mean the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

2.2    “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3    “Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Common Stock is listed, quoted or traded.

2.4    “Board” shall mean the Board of Directors of the Company.

2.5    “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.6    “Committee” shall mean the Compensation Committee of the Board.

2.7    “Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

2.8    “Company” shall have such meaning as set forth in Section 1.1 hereof.

2.9    “Compensation” of an Employee shall mean, unless otherwise specified by the Administrator in an Offering Document, the regular straight-time earnings or base salary, bonuses and commissions, paid to the Employee from the Company on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, funeral leave pay, paid time off, military pay, prior week adjustments and weekly bonus, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any required income or employment tax withholdings.

2.10    “Designated Subsidiary” shall mean each Subsidiary that has been designated by the Board or Committee from time to time in its sole discretion as eligible to participate in the Plan, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date, in accordance with Section 7.2 hereof.

2.11    “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Company’s stockholders within twelve (12) months of such date of adoption.

2.12    “Eligible Employee” shall mean an Employee who is a U.S. taxpayer who after the granting of the Option would not be deemed for purposes of Section 423(b)(3) of the Code to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee is excluded from participation in the Plan in an Offering Period if (i) such Employee is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer and/or (C) is subject to the disclosure requirements of Section 16(a) of the Exchange Act; (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (iii) such Employee is customarily scheduled to work less than twenty (20) hours per week, (iv) such Employee’s customary employment is for less than five (5) months in any calendar year and/or (v) such Employee is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (a) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (b) compliance with the laws of the foreign jurisdiction would cause the Plan or the Option to violate the requirements of Section 423 of the Code; provided that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees of the Company and all Designated Subsidiaries, in accordance with Treasury Regulations § 1.423-2(e).

2.13    “Employee” shall mean any person who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulations § 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period specified in Treasury Regulations § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treasury Regulations § 1.421-1(h)(2).

2.14    “Enrollment Date” shall mean the first date of each Offering Period.

2.15    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.16    “Exercise Date” shall mean the last Trading Day of each Offering Period, except as provided in Section 5.2 hereof.

2.17    “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(a)    If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)    If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)    If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.18    “Grant Date” shall mean the first Trading Day of an Offering Period.

2.19    “New Exercise Date” shall mean any new Exercise Date set by the Administrator, in its sole discretion, in connection with the proposed (i) dissolution or liquidation of the Company, or (ii) sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation, or other transaction as set forth by the Administrator in an Offering Document.

2.20    “Offering Document” shall have the meaning given to such term in Section 3.2.

2.21    “Offering Period” shall mean such period of time commencing on such date(s) as determined by the Administrator, in its sole discretion, and with respect to which Options shall be granted to Participants, following the Effective Date, except as otherwise provided under Section 5.3 hereof. The duration and timing of Offering Periods may be changed by the Board or Committee, in its sole discretion. Notwithstanding the foregoing, in no event may an Offering Period exceed twenty-seven (27) months.

2.22    “Option” shall mean the right to purchase Shares pursuant to the Plan during each Offering Period.

2.23    “Option Price” shall mean the purchase price of a Share hereunder as provided in Section 4.2 hereof.

2.24    “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.25    “Parent” shall mean any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code and the Treasury Regulations thereunder.

2.26    “Participant” shall mean any Eligible Employee who elects to participate in the Plan.

2.27    “Payday” shall mean the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.28    “Plan” shall have such meaning as set forth in Section 1.1 hereof.

2.29    “Plan Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant.

2.30    “Section 423 Option” shall mean each right to purchase stock under any employee stock purchase plan (as described in Section 423 of the Code) of the Company and its Subsidiaries.

2.31    “Securities Act” shall mean the Securities Act of 1933, as amended.

2.32    “Share” shall mean a share of Common Stock.

2.33    “Subsidiary” shall mean any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code and the Treasury Regulations thereunder. In addition, with respect to any sub-plans adopted under Section 7.1(d) hereof which are designed to be outside the scope of Section 423 of the Code, Subsidiary shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.34    “Trading Day” shall mean a day on which the principal securities exchange on which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a securities exchange, shall mean a business day, as determined by the Administrator in good faith.

2.35    “Withdrawal Election” shall have such meaning as set forth in Section 6.1(a) hereof.

ARTICLE III
PARTICIPATION

3.1    Eligibility.

(a)    Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles IV and V hereof, and the limitations imposed by Section 423(b) of the Code and the Treasury Regulations thereunder.

(b)    No Eligible Employee shall be granted an Option under the Plan if such Option would permit such Eligible Employee’s Section 423 Options to accrue at a rate that exceeds $25,000 of the Fair Market Value of the Shares issuable under such 423 Options (determined at the time the Section 423 Option is granted) for each calendar year in which any Section 423 Option granted to the Eligible Employee is outstanding at any time. For purposes of the limitation imposed by this subsection:

(i)    the right to purchase Shares under a Section 423 Option accrues when the Section 423 Option (or any portion thereof) first becomes exercisable during the calendar year,

(ii)    the right to purchase Shares under a Section 423 Option accrues at the rate provided in the Section 423 Option, but in no case may such rate exceed $25,000 of Fair Market Value of such Shares (determined at the time such option is granted) for any one calendar year, and

(iii)    a right to purchase Shares which has accrued under a Section 423 Option may not be carried over to any other Section 423 Option; provided that Participants may carry forward amounts so accrued that represent a fractional Share and were withheld but not applied towards the purchase of Common Stock under an earlier Offering Period, and may apply such amounts towards the purchase of additional Shares under a subsequent Offering Period.

The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code and the Treasury Regulations thereunder.

3.2    Offering Document. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offering Periods under the Plan need not be identical. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise): (i) the length of the Offering Period, which period shall not exceed twenty-seven (27) months; (ii) the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 1,000 Shares; and (iii) such other provisions as the Administrator determines are appropriate, subject to the Plan.

3.3    Election to Participate; Payroll Deductions

(a)    Except as provided in Section 3.4 hereof, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company a payroll deduction authorization no later than such period of time prior to the applicable Enrollment Date as determined by the Administrator, in its sole discretion.

(b)    Subject to Section 3.1(b) hereof, payroll deductions (i) shall be equal to at least one percent (1%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than the lesser of ten-percent (10%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date or $25,000 per Offering Period; and (ii) may be expressed by the Participant in the payroll deduction authorization either as (A) a whole number percentage, or (B) a fixed dollar amount. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.3 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.

(c)    Following at least one (1) payroll deduction, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation from time to time during an Offering Period upon ten

(10) calendar days’ prior written notice to the Company. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.

(d)    Notwithstanding the foregoing, upon the termination of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage as in effect at the termination of the prior Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.1(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.

3.4    Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulations § 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on Participant’s normal payday equal to Participant’s authorized payroll deduction.

ARTICLE IV
PURCHASE OF SHARES

4.1    Grant of Option. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of Shares subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than 1,000 Shares (subject to any adjustment pursuant to Section 5.2 hereof). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that a Participant may purchase during such future Offering Periods. Each Option shall expire on the Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article VI hereof.

4.2    Option Price. The Option Price per Share to be paid by a Participant upon exercise of the Participant’s Option on the applicable Exercise Date for an Offering Period shall be designated by the Administrator in the applicable Offering Document (which Option Price shall not be less than eighty five percent (85%) of the Fair Market Value of a Share on the applicable Enrollment Date or on the Exercise Date, whichever is lower); provided, however, that, in the event no Option Price is designated by the Administrator in the applicable Offering Document, the Option Price for the Offering Periods covered by such Offering Document shall be equal to eighty five percent (85%) of the Fair Market Value of a Share on the applicable Enrollment Date or on the Exercise Date, whichever is lower; provided further that in no event shall the Option Price per Share be less than the par value per Share.

4.3    Purchase of Shares.

(a)    On the applicable Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised Participant’s Option to purchase at the applicable Option Price the largest number of whole Shares which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the Option Price per Share as of such Exercise Date shall be carried forward to the next Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Offering Period in accordance with the prior sentence promptly shall be refunded to the applicable Participant.

(b)    As soon as practicable following the applicable Exercise Date, the number of Shares purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such Shares, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority that counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

4.4    Transferability of Rights.

(a)    An Option granted under the Plan shall not be transferable, other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the

Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the option shall have no effect.

(b)    Unless otherwise determined by the Administrator, there shall be no holding period for the Shares issued pursuant to the exercise of an Option. Any holding period determined by the Administrator shall be subject to Sections 5.2(b) and 5.2(c) below.

ARTICLE V
PROVISIONS RELATING TO COMMON STOCK

5.1    Common Stock Reserved. Subject to adjustment as provided in Section 5.2 hereof, the maximum number of Shares that shall be made available for sale under the Plan shall be 2,000,000 Shares; which amount may be increased by the Board, subject to the approval of the Company’s stockholders not later than the annual stockholders’ meeting next following such Board action.

5.2    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)    Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of Shares covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a New Exercise Date, and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing (or electronically if determined by the Administrator), at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof.

(c)    Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation, or other transaction as set forth by the Administrator in an Offering Document, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale, merger or other transaction. The Administrator shall notify each Participant in writing (or electronically if determined by the Administrator), at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof.

5.3    Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised may exceed the number of Shares remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the Shares available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further

Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash within thirty (30) days after such Exercise Date, without any interest thereon.

5.4    Rights as Stockholders. With respect to Shares subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, Shares have been deposited in the designated brokerage account following exercise of Participant’s Option.

ARTICLE VI
TERMINATION OF PARTICIPATION

6.1    Cessation of Contributions; Voluntary Withdrawal.

(a)    A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may elect to either (i) withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company, in which case amounts credited to such Plan Account shall be returned to the Participant in one (1) lump-sum payment in cash within thirty (30) days after such election is received by the Company, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate; or (ii) exercise the Option for the maximum number of whole Shares on the applicable Exercise Date with any remaining Plan Account balance returned to the Participant in one (1) lump-sum payment in cash within thirty (30) days after such Exercise Date, without any interest thereon, and after such Exercise Date cease to participate in the Plan. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and Participant’s Option to purchase under the Plan shall terminate.

(b)    A Participant’s withdrawal from the Plan shall not have any effect upon Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c)    A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2    Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, Participant shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of Participant’s death, to the person or persons entitled thereto pursuant to Applicable Law, within thirty (30) days after such cessation of being an Eligible Employee, without any interest thereon.

ARTICLE VII
GENERAL PROVISIONS

7.1    Administration.

(a)    The Plan shall be administered by the Committee. The Committee may delegate administrative tasks under the Plan to the services of an Agent and/or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

(b)    It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To establish Offering Periods;

(ii)    To determine when and how Options shall be granted and the provisions and terms of each Offering Period (which need not be identical);

(iii)    To select Designated Subsidiaries in accordance with Section 7.2 hereof; and

(iv)    To construe and interpret the Plan, the terms of any Offering Period and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering Period or any Option, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effect, subject to Section 423 of the Code and the Treasury Regulations thereunder.

(c)    The Administrator may adopt rules or procedures relating to the operation and administration of the Plan, including to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(d)    The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e)    All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.

To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which such member may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against such member; provided such member gives the Company an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it on such member’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

7.2    Designation of Subsidiaries. The Board or Committee shall designate from among the Subsidiaries, as determined from time to time, the Subsidiary or Subsidiaries that shall constitute Designated Subsidiaries. The Board or Committee may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.

7.3    Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4    No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5    Amendment and Termination of the Plan.

(a)    The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time; provided, however, that without approval of the Company’s stockholders given within twelve (12) months before or after action by the Board, the Plan may not be amended to increase the maximum number of

Shares subject to the Plan or change the designation or class of Eligible Employees; and provided, further that without approval of the Company’s stockholders, the Plan may not be amended in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

(b)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, to the extent permitted under Section 423 of the Code, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)    altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii)    shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii)    allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

(c)    Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.

7.6    Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.

7.7    Term; Approval by Stockholders. Subject to approval by the stockholders of the Company in accordance with this Section 7.7, the Plan shall terminate on the tenth (10th) anniversary of the date of its initial approval by the stockholder(s) of the Company, unless earlier terminated in accordance with Sections 5.3 or 7.5 hereof. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s stockholder(s) within twelve (12) months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided, further that if such approval has not been obtained by the end of said twelve (12)-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.

7.8    Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.9    Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10    Notice of Disposition of Shares. Each Participant shall, if requested by the Company, give the Company prompt notice of any disposition or other transfer of any Shares acquired pursuant to the exercise of an Option, if such disposition or transfer is made (a) within two (2) years after the applicable Grant Date or (b) within one (1) year after the transfer of such Shares to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.11    Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of Shares under the Plan or any sale of such shares.

7.12    Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware.

7.13    Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.14    Conditions to Issuance of Shares.

(a)    Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of an Option by a Participant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)    All certificates for Shares delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate or book entry evidencing Shares to reference restrictions applicable to the Shares.

(c)    The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any Applicable Law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Option, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.15    Equal Rights and Privileges. Except with respect to sub-plans designed to be outside the scope of Section 423 of the Code, all Eligible Employees of the Company (or of any Designated Subsidiary) shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code or the regulations promulgated thereunder so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or the Treasury Regulations thereunder and all Administrator actions hereunder shall be interpreted accordingly. Any provision of this Plan that is inconsistent with Section 423 of the Code or the Treasury Regulations thereunder shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code or the Treasury Regulations thereunder.

7.16    Data Privacy. As a condition of receipt of an Option, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 7.16 by and among, as applicable, the Company and its Designated Subsidiaries, for the exclusive purpose of implementing, administering, and managing the Plan and Options and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Designated Subsidiaries may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Designated Subsidiaries, and details of all Options (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Options and the Participant’s participation in the Plan, the Company and its Designated Subsidiaries may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Options and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Option, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Options and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Options and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Administrator’s discretion, the Participant may forfeit any outstanding Options if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their human resources representative.

7.17    Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of Applicable Law, including the Code, the Securities Act or the Exchange Act shall include any amendment or successor thereto.

* * * * *

DENBURY INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

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VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/31/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DEN2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Kevin O. Meyers	▢	▢	▢
1b. Anthony M. Abate	▢	▢	▢
1c. Caroline G. Angoorly	▢	▢	▢
1d. James N. Chapman	▢	▢	▢
1e. Christian S. Kendall	▢	▢	▢
1f. Lynn A. Peterson	▢	▢	▢
1g. Brett R. Wiggs	▢	▢	▢
1h. Cindy A. Yeilding	▢	▢	▢

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	**Against**	**Abstain**
2. An advisory vote to approve named executive officer compensation;	▢	▢	▢
3. To approve the Denbury Inc. Employee Stock Purchase Plan;	▢	▢	▢
4. To ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2022.	▢	▢	▢

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000549354_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

DENBURY INC.
Annual Meeting of Stockholders
June 1, 2022 8:00 AM (Central Daylight Time)
This proxy is solicited by the Board of Directors

The undersigned appoints Kevin O. Meyers and Christian S. Kendall (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Denbury Inc., a Delaware corporation ("Denbury"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of Denbury to be held virtually at www.virtualshareholdermeeting.com/DEN2022, on Wednesday, June 1, 2022 at 8:00 A.M. (CDT) and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" Proposals 2, 3 and 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote these shares unless you sign and return this card.

0000549354_2 R1.0.0.24

Continued and to be signed on reverse side